Exhibit 2.4

AGREEMENT AND PLAN OF MERGER
among
UCBH HOLDINGS, INC.
UCB MERGER, LLC
AND
SUMMIT BANK CORPORATION
Dated as of September 18, 2006

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)

APPENDIX I	—	Definitions
APPENDIX II	—	Allocation Procedure

EXHIBIT A	—	Form of Share Transfer Agreement
EXHIBIT B	—	Form of Certificate of Ownership
EXHIBIT C	—	Form of Delaware Certificate of Merger
EXHIBIT D	—	Form of Georgia Certificate of Merger
EXHIBIT E	—	Form of Voting Agreement
EXHIBIT F	—	Form of Affiliate Agreement

iii

[Execution Copy]
AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER, dated as of September 18, 2006 (this “Agreement”), is entered into by and among UCBH Holdings, Inc., a Delaware corporation registered under the Bank Holding Company Act of 1956, as amended (“Buyer”), UCB Merger, LLC, a Delaware limited liability company and a wholly owned subsidiary of Buyer (“Merger Sub”), and Summit Bank Corporation, a Georgia corporation registered under the Bank Holding Company Act of 1956, as amended (the “Company”).
     WHEREAS, the Boards of Directors of Buyer and the Company and the sole member of Merger Sub have determined that it is in the best interests of their respective companies and their shareholders or the sole member, as the case may be, to consummate the business combination transaction provided for herein in which the Company will, subject to the terms and conditions set forth herein, merge with and into Merger Sub, with Merger Sub being the surviving entity (the “Merger”);
     WHEREAS, it is contemplated that the business combination contemplated herein shall be immediately followed by a merger or consolidation of the Company’s banking subsidiary, The Summit National Bank (the “Bank”), with and into Buyer’s banking subsidiary, United Commercial Bank (“UCB”), as provided for in agreements in substantially the forms attached hereto as Exhibits A and B;
     WHEREAS, the parties intend for the Merger to constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder; and
     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
THE MERGER
     1.1 Definitions. In addition to those terms defined throughout this Agreement, the defined terms used herein have the meanings set forth on Appendix I hereto.
     1.2 The Merger. Subject to the terms and conditions of this Agreement, in accordance with applicable provisions of the Georgia Business Corporation Code (the “GBCC”), the Financial Institutions Code of Georgia, the CFC, the DLLC, the National Bank Act, and the federal Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, at the Effective Time, the Company shall merge with and into Merger Sub. Merger Sub shall be the surviving company (hereinafter sometimes called the “Surviving Company”) in the Merger. The name of the Surviving Company shall be “UCB Merger, LLC.” Upon consummation of the Merger, the separate legal existence of the Company shall terminate. The parties hereby adopt this

Agreement as a “plan of reorganization” within the meaning of Section 368 of the Code and the regulations thereunder.
     1.3 Closing; Effective Time.
     (a) Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at the close of business or other agreed time on the fifth business day after the latest to occur of the conditions set forth in Article VIII hereof (other than those conditions which relate to actions to be taken at the Closing) has been waived or satisfied (the “Closing Date”), at the offices of Squire, Sanders & Dempsey L.L.P., One Maritime Plaza, Suite 300, San Francisco, California 94111-3492 unless another time, date or place is agreed to in writing by the parties hereto.
     (b) Effective Time. Subject to the provisions of this Agreement, a certificate of merger complying with the applicable provisions of Section 18-209(b) of the DLLC (the “Delaware Certificate of Merger”) and a certificate of merger complying with Section 14-2-1105 of the GBCC (the “Georgia Certificate of Merger”), in substantially the forms attached hereto as Exhibit C and Exhibit D, respectively, shall be duly executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) and the Secretary of the State of the State of Georgia (the “Georgia Secretary”) on the Closing Date by Buyer and Merger Sub. The Merger shall become effective at such time as the filings with the Delaware Secretary and the Georgia Secretary of the Delaware Certificate of Merger and the Georgia Certificate of Merger become effective (the “Effective Time”).
     1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 18-209(g) of the DLLC and Section 14-2-1106 of the GBCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company shall vest in the Surviving Company, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Company, and the Surviving Company shall be a wholly owned subsidiary of Buyer.
     1.5 Conversion of Company Capital Stock.
          (a) At the Effective Time, subject to the exceptions and limitations set forth in Article II hereof, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time other than Dissenting Shares shall, by virtue of this Agreement and without any action on the part of the holder thereof, be cancelled and cease to exist and converted into the right to receive, depending upon the election of the holder thereof as provided in Section 2.2 hereof, either (i) that number of shares of Buyer Common Stock equal to the Exchange Ratio (the “Per Share Stock Consideration”) or (ii) cash, without interest, in the amount of the Per Share Cash Consideration from UCB (collectively, the “Merger Consideration”), subject to the limitations set forth in Section 2.2(c); provided, however, that the number of shares of Company Capital Stock converted into Buyer Common Stock pursuant to section 2.2(c) hereof shall in no event be less than fifty (50%) of the number of shares of Company Capital Stock outstanding immediately prior to the Effective Time (the “Stock Conversion Number”).

          (b) Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock shall be issued to holders of Company Capital Stock. In lieu thereof, each such holder otherwise entitled to a fraction of a share of Buyer Common Stock shall receive, at the time of surrender of the Certificate or Certificates (as defined in Section 2.1(b)), an amount in cash equal to the product of (i) the Per Share Cash Consideration and (ii) the fraction of a share of Buyer Common Stock to which such holder otherwise would be entitled, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of a fractional share, except as expressly provided herein.
          (c) Notwithstanding anything in this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and with respect to (i) which the shareholders thereof have given notice of their intention to assert the right to dissent in accordance with Section 14-2-1321(1) of the GBCC, (ii) which the shareholders have not voted in favor of the Merger, and (iii) which the shareholders have demanded payment pursuant to Section 14-2-1323 of the GBCC (such shares being referred to herein as “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration but, instead, the holders thereof shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 14-2-1325 of the GBCC; provided, however, that (x) if any holder of Dissenting Shares shall subsequently withdraw, with the consent of Buyer, his demand for purchase of such shares, or (y) if any holder of Dissenting Shares fails to establish or otherwise loses his entitlement to payment of the fair value of such shares as provided in Section 14-2-1325 of the GBCC, such holder or holders (as the case may be) shall not be entitled to receive payment of the fair value of such shares of Company Capital Stock as contemplated by Section 14-2-1325 of the GBCC, and each of such shares shall thereupon cease to be Dissenting Shares and shall be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration without any interest thereon, as provided in Section 1.5(a) and Article II hereof. Prior to the Effective Time, the Company shall give Buyer prompt notice of any demands for payment for shares of Company Capital Stock pursuant to Section 14-2-1323 of the GBCC received by the Company, withdrawals of any such demands and any other documents or instruments received by the Company in connection therewith. Buyer shall have the right to participate in and direct all negotiations and proceedings with respect to any such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Buyer, which consent shall not unreasonably be withheld or delayed, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.
     1.6 Stock Options. At the Effective Time, each option (a “Company Option”) to purchase any shares of Company Capital Stock granted pursuant to any option plan, agreement or commitment maintained by the Company (“Company Option Plans”) then outstanding and unexercised, without any action on the part of the holder, shall become fully vested and exercisable (whether or not then currently exercisable) and shall be converted into the right to receive payment of an amount in cash equal to the product of (1) the excess of the Per Share Cash Consideration over the exercise price per share, if any, of such Company Option, and (2) the number of shares of Company Capital Stock subject to such Company Option immediately prior to the Effective Time, subject to any withholding obligations under applicable law. As a condition to the right to receive such payment, each holder shall deliver to Buyer an acknowledgement and waiver (in form and substance reasonably to be mutually agreed upon by

Buyer and the Company prior to the Closing Date) that (i) confirms the cash amount to which such holder is entitled under such holder’s Company Options and (ii) releases the Company, Buyer and their respective affiliates, and the officers, directors and employees of the foregoing, from any and all claims relating to the Company Options upon payment of the cash amount due. Each Company Option to which this paragraph applies will be cancelled by the Company and shall cease to exist automatically as of the Effective Time. Prior to the Effective Time, the Company shall take all necessary actions, including adopting resolutions of the Company Board of Directors or a committee thereof, or obtaining the consent of the holders of the Company Options, if applicable, to effect the foregoing.
     1.7 Buyer Capital Stock; Merger Sub Interests. Each share of Buyer Capital Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall not be converted or otherwise affected by the Merger. The membership interests of Merger Sub outstanding immediately prior to the Effective Time shall remain outstanding and shall not be converted or otherwise affected by the Merger.
     1.8 Certificate of Formation. At the Effective Time, the Certificate of Formation of Merger Sub, as in effect at the Effective Time, shall be the Certificate of Formation of the Surviving Company.
     1.9 Operating Agreement. At the Effective Time, the Operating Agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Operating Agreement of the Surviving Company until thereafter amended in accordance with applicable law.
     1.10 Managers. The Managers of Merger Sub immediately prior to the Effective Time shall be the Managers of the Surviving Company, each to hold office in accordance with the Articles of Organization and Operating Agreement of Merger Sub until their respective successors are duly elected or appointed and qualified.
ARTICLE II
DELIVERY OF MERGER CONSIDERATION
          2.1 Surrender of Company Capital Stock.
          (a) Prior to the Effective Time, Buyer shall appoint Mellon Investor Services LLC, or its successor, or any other bank or trust company mutually acceptable to Buyer and the Company, as exchange agent (the “Exchange Agent”) for the purpose of exchanging Certificates representing shares of Company Capital Stock. At or prior to the Effective Time, Buyer shall deposit with the Exchange Agent such number of certificates of Buyer’s Common Stock representing the Aggregate Buyer Share Amount and have UCB deposit immediately available funds in an amount not less than the portion of the Aggregate Cash Value payable hereunder to holders of Company Capital Stock (other than Dissenting Shares) outstanding immediately prior to the Effective Time.
          (b) Buyer shall direct the Exchange Agent to mail on the Mailing Date (as defined in Section 2.2(a)) to each holder of record of a certificate or certificates representing any such shares of Company Capital Stock (each, a “Certificate”): (i) a letter of transmittal to be completed, signed and returned to the Exchange Agent by each such holder, (ii) an Election Form (as defined in Section 2.2(a)) to be completed, signed and returned to the Exchange Agent by each such holder, (iii) appropriate and necessary documentation enabling such holder to establish, if applicable, an exemption from tax withholding in connection with payment of the Merger Consideration to each such holder, and (iv) instructions regarding the documentation described in clauses (i) through (iii) above for use in effecting the surrender of the Certificates. The instructions shall specify that (w) Election Forms, properly completed and duly executed, are required to be returned to the Exchange Agent by the Election Deadline (as defined in Section 2.2(b)), (x) the materials specified in clauses (i) and (iii) above, properly completed and duly executed, are required to be returned to the Exchange Agent, accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Company Capital Stock covered by the Election Form submitted by such holder, (y) delivery of the Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and (z) upon surrendering a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Buyer, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (subject to the provisions of Section 2.2), and the Certificate so surrendered shall forthwith be canceled.
          (c) If any payment of the Merger Consideration for shares of Company Capital Stock is to be made in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such payment that the Certificate be presented to the Exchange Agent, accompanied by all documents required to evidence and effect the transfer of ownership thereof, and that the person requesting such payment shall pay to the Exchange Agent in advance any transfer costs and expenses, including taxes, required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such transfer costs and expenses, have been paid or are not payable.
          (d) Until surrendered as contemplated by this Section 2.1 and except as otherwise provided herein, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. Notwithstanding anything to the contrary set forth herein, if any holder of shares of Company Capital Stock should be unable to surrender the Certificates representing such shares because the Certificates have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificates to be lost, stolen or destroyed and, if required by Buyer, the posting by such person of a bond in such amount as may be determined to be adequate by Buyer as indemnity against any claim that may be made against it with respect to such Certificates, such holder shall be entitled to receive the Merger Consideration. No interest shall be paid on any of the Merger Consideration.
          2.2 Election and Proration Procedures.
          (a) In accordance with Section 2.1(b), an election form (“Election Form”) and the other materials specified in Section 2.1(b)(i)-(iv), as well as other appropriate and customary transmittal materials, in such form as Buyer and the Company shall mutually agree shall be mailed no less than thirty-five (35) days prior to the anticipated Effective Time or on such other date as the Company and Buyer shall mutually agree (“Mailing Date”) to each holder of record of Company Capital Stock as of five (5) business days prior to the Mailing Date (“Election Form Record Date”). Buyer shall make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) of Company Capital Stock after the Election Form Record Date and prior to the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein. Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to elect (an “Election”) to receive either (i) Buyer Common Stock (a “Stock Election”) with respect to all of such holder’s Company Capital Stock, (ii) cash (a “Cash Election”) with respect to all of such holder’s Company Capital Stock, or (iii) Buyer Common Stock with respect to a percentage of such holder’s Company Capital Stock (a “Combination Stock Election”) and cash with respect to the remainder of such holder’s Company Capital Stock (a “Combination Cash Election”), subject to the provisions contained in this Agreement. Any Company Capital Stock (other than Dissenting Shares) with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form received prior to the Election Deadline shall be deemed to be “Undesignated Shares” hereunder.
          (b) Any Election shall have been properly made and effective only if the Exchange Agent shall have actually received a properly completed Election Form by 5:00 p.m. California time on or before the thirtieth (30th) day following the Mailing Date, or such other time and date as Buyer and the Company may mutually agree (the “Election Deadline”). An Election Form shall be deemed properly completed only if an Election is indicated for each share of Company Capital Stock covered by such Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Company Capital Stock represented by such Election Form shall automatically become Undesignated Shares unless and until a new Election is properly completed and made with respect to such shares on or before the Election Deadline, and, if such revoked Election Form was delivered to the Exchange Agent accompanied by Certificates represented by such Election Form, Buyer shall cause such Certificates to be promptly returned without charge to the person submitting the revoked Election Form upon written request from the holder who submitted such Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of Buyer and the Company required by the Exchange Agent and made in good faith in determining such matters shall be binding and conclusive. Neither Buyer nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.
          (c) Buyer shall use commercially reasonable efforts to cause the Exchange Agent to effect the allocation among the holders of Company Capital Stock of rights to receive the Per Share Cash Consideration or the Per Share Stock Consideration in the Merger as follows:

               (i) Number of Stock Elections is Less Than the Stock Conversion Number. If the aggregate number of Stock Election Shares (on the basis of valid Election Forms received by the Election Deadline) is less than the Stock Conversion Number, then
                    (A) each Stock Election Share will be, as of the Effective Time, converted into the Per Share Stock Consideration,
                    (B) the Exchange Agent will allocate from among the Undesignated Shares, pro rata to the holders of Undesignated Shares in accordance with their respective numbers of Undesignated Shares, a sufficient number of Undesignated Shares so that the sum of such number and the number of Stock Election Shares equals the Stock Conversion Number, and each such allocated Undesignated Share (each, a “Stock-Selected Undesignated Share”) will be, as of the Effective Time, converted into the Per Share Stock Consideration, provided that if the sum of all Undesignated Shares and Stock Election Shares is equal to or less than the Stock Conversion Number, all Undesignated Shares will be Stock-Selected Undesignated Shares,
                    (C) if the sum of Stock Election Shares and Undesignated Shares is less than the Stock Conversion Number, the Exchange Agent will allocate from among the Cash Election Shares, pro rata to the holders of Cash Election Shares in accordance with their respective numbers of Cash Election Shares, a sufficient number of Cash Election Shares so that the sum of such number, the number of all Stock Election Shares and the number of all Undesignated Shares equals the Stock Conversion Number, and each such allocated Cash Election Share (each, a “Converted Cash Election Share”) will be, as of the Effective Time, converted into the Per Share Stock Consideration, and
                    (D) each Undesignated Share that is not a Stock-Selected Undesignated Share and each Cash Election Share that is not a Converted Cash Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration.
               (ii) Number of Stock Elections is Greater Than the Stock Conversion Number. If the aggregate number of Stock Election Shares (on the basis of valid Election Forms received by the Election Deadline) is greater than the Stock Conversion Number, then
                    (A) each Cash Election Share and Undesignated Share will be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration,
                    (B) the Exchange Agent will allocate from among the Stock Election Shares, pro rata to the holders of Stock Election Shares in accordance with their respective numbers of Stock Election Shares, a sufficient number of Stock Election Shares (“Converted Stock Election Shares”) so that the difference of (x) the number of Stock Election Shares less (y) the number of Converted Stock Election Shares equals the Stock Conversion Number, and each Converted Stock Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration, and

                    (C) each Stock Election Share that is not a Converted Stock Election Share will be, as of the Effective Time, converted into the Per Share Stock Consideration.
               (iii) Number of Stock Elections is Equal to the Stock Conversion Number. If the aggregate number of Stock Election Shares (on the basis of Election Forms received by the Election Deadline) is equal to the Stock Conversion Number, then
                    (A) each Stock Election Share will be, as of the Effective Time, converted into the Per Share Stock Consideration, and
                    (B) each Cash Election Share and Undesignated Share will be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration.
               (iv) Notwithstanding any other provision of this Agreement (but subject to the proviso contained in the last sentence of Section 1.5(a) hereof), after application of the allocation rules set forth in the preceding subsections of this Section 2.2(c), Buyer shall be authorized to reallocate cash and shares of Buyer Common Stock among the holders of the Company Capital Stock in good faith, and in such a manner as Buyer reasonably determines to be fair and equitable, or to vary the number of shares of Buyer Common Stock to be issued in the Merger, if and to the extent necessary in Buyer’s reasonable discretion to secure the tax opinions described in Section 8.2(g) and Section 8.3(e) below.
               (v) Notwithstanding any other provision of this Agreement (other than Section 2.2(c)(iv) hereof), all shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and that were formerly, but have ceased to be, Dissenting Shares shall be deemed “Undesignated Shares.”
          (d) Appendix II hereto contains illustration of allocations made under Section 2.2(c) hereof. Any information set forth in Appendix II is illustrative only. In the event of any inconsistency between Section 2.2(c) and Appendix II, Section 2.2(c) shall control.
          (e) The calculations required by Section 2.2(c) above shall be prepared by Buyer prior to the Effective Time and shall be set forth in a certificate executed by the Chief Financial Officer of Buyer and furnished to the Company at least two (2) business days prior to the Effective Time showing the manner of calculation in reasonable detail. Any calculation of a portion of a share of Buyer Common Stock shall be rounded to the nearest ten-thousandth of a share, and any cash payment shall be rounded to the nearest cent.
          (f) No dividends or other distributions of any kind that are declared payable to holders of record of Buyer Common Stock after the Effective Time will be paid to persons entitled to receive certificates representing such Buyer Common Stock until such persons surrender their Certificates. Upon surrender of such Certificates, the holders thereof shall be paid, without interest, any dividends or other distributions with respect to shares of Buyer Common Stock as to which the record date and payment date occurred after the Effective Time and on or before the date of surrender.

          (g) All dividends or distributions, and any cash to be paid pursuant to Section 1.5(b) hereof in lieu of fractional shares, that are held by the Exchange Agent for payment or delivery to the holders of unsurrendered Certificates and are unclaimed at the end of one year from the date of the Effective Time, shall (together with any interest earned thereon) at such time be paid or redelivered by the Exchange Agent to Buyer, and after such time any holder of a Certificate who has not surrendered such Certificate to the Exchange Agent shall, subject to applicable law, only have the rights of a general creditor of Buyer for payment or delivery by Buyer of such dividends or distributions or cash, as the case may be.
Buyer, Merger Sub, the Company or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement such cash amounts as Buyer, Merger Sub, the Company or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign law with respect to the making of such payment. To the extent the amounts are so withheld by Buyer, Merger Sub, the Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of the Company Capital Stock in respect of whom such deduction and withholding was made by Buyer, Merger Sub, the Company or the Exchange Agent.
     2.3 Further Transfers of Company Capital Stock. From and after the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Capital Stock theretofore outstanding shall thereafter be made. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Surviving Company or the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.
     2.4 Dissenting Shares. Any Dissenting Shares of Company Capital Stock held by persons who have perfected their rights with respect to such Dissenting Shares under Sections 14-2-1321 and 14-2-1323 of the GBCC shall not be converted pursuant to this Agreement, but the holders thereof shall be entitled to such rights as are granted them under Section 14-2-1325 of the GBCC. Each holder of Dissenting Shares who is entitled to payment for such holder’s shares of Company Capital Stock pursuant to Section 14-2-1325 of the GBCC shall only receive payment from Buyer in an amount as determined pursuant to the procedures set forth in Section 14-2-1325 of the GBCC.
     2.5 Alternative Method. Notwithstanding any provision of this Agreement to the contrary, upon written notice to the Company, Buyer may, at any time prior to the Effective Time, to the extent permitted by law without a further vote of the shareholders of the Company, change the method of effecting the Merger or the making of Merger Consideration available to the Company’s shareholders if, and to the extent, it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall alter or reduce the type or amount of the Merger Consideration or the status of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code; and provided further that any such change shall be subject to the proviso contained in the last sentence of Section 1.5(a) hereof.

ARTICLE III
DISCLOSURE SCHEDULES; REPRESENTATIONS
AND WARRANTIES OF THE COMPANY AND BUYER
     3.1 Disclosure Schedule. Prior to the execution and delivery of this Agreement, the Company has delivered to Buyer, and Buyer has delivered to the Company, a schedule (in the case of the Company, the “Company Disclosure Schedule,” and in the case of Buyer, the “Buyer Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party’s representations or warranties contained in Article IV, in the case of the Company, or Article V, in the case of Buyer.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:
     4.1 Corporate Organization.
          (a) The Company.
               (i) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. The Articles of Incorporation and Bylaws of the Company, copies of which have previously been made available to Buyer, are true and correct and complete copies of such documents as in effect as of the date of this Agreement.
               (ii) The Company (A) has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, (B) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company, and (C) has all requisite legal authority and bank regulatory good standing to consummate the Merger, including, without limitation, as contemplated by Exhibits C and D to this Agreement.
               (iii) The Company does not have, and except as set forth in Schedule 4.1(a)(iii) never has had, any direct or indirect Subsidiaries other than the Bank, Summit Bank Corporation Capital Trust I, SBGA California Investments, Inc., SBGA Investments, Inc., Newston Investments, Inc., SBC Properties, L.L.C., CashMart, Inc. and Summit Merchant Banking Corporation. Among the Company’s Subsidiaries, Summit Merchant Banking Corporation has never engaged in the active conduct of any trade or business, and CashMart, Inc. has not engaged in the active conduct of any trade or business since 2001.

               (iv) The minute books of the Company contain true, correct, complete and accurate records of all meetings and other corporate actions held or taken since the Company’s incorporation of its shareholders and Board of Directors (including committees of its Boards of Directors).
          (b) The Bank.
               (i) The Bank is a national banking association duly organized, duly licensed, validly existing and in good standing under the laws of the United States. The Bank is a member of the FRB. The deposit accounts of the Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. The Articles of Association and Bylaws of the Bank, copies of which have previously been made available to Buyer, are true and correct and complete copies of such documents as in effect as of the date of this Agreement.
               (ii) The Bank (A) has all requisite corporate power and authority to engage in the business of commercial banking and to own or lease all of its properties and assets and to carry on its business as it is now being conducted, (B) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Bank, and (C) has all requisite legal authority and bank regulatory good standing to consummate a merger or consolidation with and into UCB as contemplated by Exhibit B to this Agreement.
               (iii) The Bank does not have any Subsidiaries other than SBGA California Investments, Inc., SBGA Investments, Inc. and Newston Investments, Inc.
               (iv) The minute books of the Bank contain true, correct, complete and accurate records of all meetings and other corporate actions held or taken since the Bank’s incorporation of its shareholder and Board of Directors (including committees of its Boards of Directors).
               (v) For purposes of assessment of FDIC premiums, the Bank’s category is 1A.
          (c) Other Subsidiaries. Each of Summit Bank Corporation Capital Trust I, SBGA California Investments, Inc., SBGA Investments, Inc., Newston Investments, Inc., SBC Properties, L.L.C., CashMart, Inc. and Summit Merchant Banking Corporation (i) is duly incorporated or duly formed, as applicable to each such subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on such Subsidiary.

          4.2 Capitalization.
          (a) The authorized capital stock of the Company consists of a maximum of 100,000,000 shares of Company Common Stock, $0.01 par value per share and 20,000,000 shares of a special class of stock of no par value (the “Company Special Stock”). As of the date of this Agreement, there are (i) 7,132,104 shares of Company Common Stock issued and outstanding, (ii) no shares of the Company Special Stock issued and outstanding, and (iii) 85,000 shares of Company Capital Stock reserved for issuance upon exercise of outstanding stock options, and (iv) additional 594,409 shares of Company Capital Stock reserved for issuance upon future grants under the Company Option Plans. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as set forth in Schedule 4.2(a), the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Capital Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Capital Stock or any other equity security of the Company. The exercise price of each Company Option has been no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option. All grants of Company Options were validly issued and properly approved by the Board of Directors of the Company (or a duly authorized committee or subcommittee thereof) in material compliance with all applicable laws and recorded on the Company financial statements in accordance with GAAP, and no such grants involved any “back dating,” “forward dating,” or similar practices with respect to the effective date of grant.
          (b) The authorized capital stock of the Bank consists of 100,000 shares of common stock, par value $100 per share (the “Bank Common Stock”). As of the date of this Agreement, there are (i) 15,000 shares of Bank Common Stock issued and outstanding, all of which are owned by the Company free and clear of any Liens, except as set forth in Schedule 4.2(b), and (ii) no shares of Bank Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise. All of the issued and outstanding shares of Bank Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The Bank does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Bank Common Stock or any other equity security of the Bank or any securities representing the right to purchase or otherwise receive any shares of Bank Common Stock or any other equity security of the Bank. The share journal and stock transfer ledger of the Bank, a copy of which has previously been made available to Buyer, is a true and correct and complete copy of such document as of the date of this Agreement and accurately reflects the shareholder of record of the Bank.
          (c) Except as set forth on Schedule 4.2(c), all of the issued and outstanding shares of capital stock or other equity ownership interests of each of SBGA California Investments, Inc., SBGA Investments, Inc., Summit Bank Corporation Capital Trust I, Newston Investments Inc. and Summit Merchant Banking Corporation are directly or indirectly owned by the Company, free and clear of any Liens, and all such shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No such Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares or any other equity security of such Subsidiary.
          4.3 Authority; No Violation.
          (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company. Except for the delivery by the Company of minutes of a Board of Directors meeting or an action by unanimous written consent of the Board of Directors, and approval of the shareholders of the Company at a meeting to be convened to consider and act upon this Agreement and the transactions contemplated hereby (collectively, the “Consents”), no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Buyer and Merger Sub) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.
          (b) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of the Company or any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or to any of their properties or assets, including without limitation Consent Order #2006-2 issued by the Office of the Comptroller of Currency (the “OCC”) to the Bank on January 19, 2006 (the “Consent Order”) or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance (a “Lien”) upon any of the properties or assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their properties or assets may be bound or affected.

          4.4 Consents and Approvals.
          (a) Except for (i) the filing by Buyer of any necessary application with the FRB under the Bank Holding Company Act of 1956, as amended (the “FRB Application”) or confirmation by Buyer of a waiver of such FRB Application, and approval or waiver of such application, (ii) the filing by UCB, the Bank, the Company and Buyer of an application with the FDIC under the Bank Merger Act and the federal Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “FDIC Application”) and approval of such application, (iii) the filing by UCB of a merger application, and any other required filings, with the CADFI pursuant to the CFC, (iv) the filing by Buyer and the Company of an application for an interstate merger under Part 19 of Article 2 of Chapter 1 of Title 7 of the Official Code of Georgia, (v) the filing by UCB of a notice or application under Part 20 of Article 2 of Chapter 1 of Title 7 of the Official Code of Georgia, (vi) the filing by UCB of a courtesy copy of its FDIC application with the Texas Department of Banking in connection with UCB’s acquisition of Bank’s branch banking offices in Houston, Texas, (vii) the filing by UCB of appropriate notices and/or applications with the China Bank Regulatory Commission and with any other governmental agencies in the Peoples Republic of China for the acquisition of and change of name of Bank’s Shanghai Representative Office, (viii) the filing of a notice with the Atlanta District Office of the Comptroller of the Currency under 12 USC §§ 214(a), 214 a-c, 215a-1(a-c) and 12 CFR § 5.33(g)(3)(ii), and with any foreign, federal or state banking or other regulatory authorities and approval or acceptance of such applications, filings and notices (the “Other Regulatory Approvals”), (ix) the filing of the Delaware Certificate of Merger with the Delaware Secretary and the Georgia Certificate of Merger with the Georgia Secretary, (x) the filing in the office of the California Commissioner of Financial Institutions pursuant to California Financial Code Section 4887(b) of a Certificate of Ownership in substantially the form attached hereto as Exhibit B as filed with the Delaware Secretary of State, (xi) the Securities Laws Filings and Approvals and compliance with applicable blue sky laws, and (xii) such filings, authorizations or approvals as may be set forth in Section 4.4 of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each, a “Governmental Entity”) or with any third party under any Company Contract are necessary in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated hereby.
          (b) Except for the filings identified above in Section 4.4(a) above, the Company has taken all action required to be taken by it or the Bank in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any applicable “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover laws and regulations of any state (collectively, “Takeover Laws”). Each of the Company and the Bank has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any provision in its Articles of Incorporation or Bylaws concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions (collectively, “Takeover Provisions”).

          4.5 Regulatory Reports.
          (a) Except as set forth in Schedule 4.5(a), each of the Company and the Bank, as applicable, has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2003 with (i) the FRB, (ii) the FDIC, (iii) the OCC and any state banking commission or any other state regulatory authority, (iv) the NASDAQ, (v) the SEC, (vi) any foreign regulatory authority, and (vii) any other SRO (each a “Regulatory Agency”), and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company or the Bank, no Regulatory Agency has initiated any proceeding or, to the knowledge of the Company, any investigation into the business or operations of the Company since December 31, 2003. Except as is set forth in Schedule 4.29, there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company.
          (b) Except for the Consent Order, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2003, a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2003, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respects, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries (each, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised since January 1, 2003, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering , or requesting any such Company Regulatory Agreement.
          (c) The Company has previously made available to Buyer an accurate and complete copy of (i) each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by the Company since January 1, 2003 pursuant to the Securities Act or the Exchange Act, and prior to the date of this Agreement (the “Company SEC Reports”) and (ii) each communication mailed by the Company to its shareholders, in each case since January 1, 2002. Neither the Company SEC Report nor communication, at the time filed, furnished or communicated (in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002

(the “Sarbanes-Oxley Act”). The Company has been and is in compliance in all material respects with the applicable listing requirements of the NASDAQ. The Company has an appropriate insider trading policy in place and has established and applied reasonable internal controls and procedures to ensure compliance with the insider trading policy.
          4.6 Financial Statements.
          (a) The Company has previously made available to Buyer copies of the consolidated balance sheets of the Company and the Bank as of December 31 for the fiscal years 2002 through 2005 and the related consolidated statements of income, consolidated statement of changes in shareholders’ equity and consolidated statements of cash flows for the fiscal years 2002 through 2005, as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31 and filed with the SEC under the Exchange Act, in each case accompanied by the audit report of the Company’s independent registered public accountants. The December 31, 2005 consolidated balance sheet of the Company (including the related notes, where applicable) fairly presents the financial position of the Company as of the date thereof, the other consolidated financial statements referred to in this Section 4.6 (including the related notes, where applicable), the financial statements filed by the Company with the SEC after December 31, 2005, and the financial statements to be filed by the Company after the date of this Agreement will fairly present (subject, in the case of the unaudited statements, to audit adjustments normal in nature and amount) the results of the operations and financial position of the Company for the respective fiscal periods or as of the respective dates therein set forth; except as set forth in Schedule 4.6(a) each of such consolidated statements, (including the related notes, where applicable) complies with applicable accounting requirements; and each of such consolidated statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of the Company have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. The unaudited Company-prepared consolidated financial statements of the Company as of July 31, 2006 fairly present the financial condition of the Company and the Bank on a consolidated basis as of that date. The Company has not changed its methods of accounting in effect at December 31, 2005 except as required by changes in GAAP or regulatory accounting principles as concurred to by the Company’s independent registered accountants.
          (b) All transaction and integration fees and expenses related to the Company’s acquisition of Concord Bank, including, but not limited to, legal, accounting, investment banking, data-processing conversion and service termination fees, have been fully expensed and accrued in the Company’s financial statements as of June 30, 2006 and there are no additional fees or expenses to be accrued.
          4.7 Broker’s Fees. None of the Company or the Bank or any of their officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that the Company has engaged, and will pay a fee or commission to, Keefe, Bruyette & Woods (“Company Advisor”) in accordance with the terms of an agreement dated

September 5, 2006 between Company Advisor and the Company, a true and correct and complete copy of which has been previously delivered by the Company to Buyer.
          4.8 Absence of Certain Changes or Events.
          (a) Since December 31, 2005, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company or any of its Subsidiaries.
          (b) Since December 31, 2005, each of the Company and its Subsidiaries has conducted its business only in the ordinary course of business consistent with past practice and there has not been any:
               (i) change in its authorized or issued capital stock; grant by the Company or any of its Subsidiaries of any stock option or right to purchase shares of its capital stock; issuance of any security convertible into shares of any of its common stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company or any of its Subsidiaries of any shares of its capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of its capital stock, except as set forth in Schedule 4.8(b)(i);
               (ii) amendment to the Articles of Incorporation or Bylaws of the Company or any of its Subsidiaries;
               (iii) increase in the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any employee, shareholder, officer or director of the Company or any of its Subsidiaries from the amount thereof in effect as of December 31, 2005 (which amounts have been previously disclosed to Buyer), grant of any severance or termination pay, entry into any contract to make or grant any severance or termination pay, or payment of bonus (except for salary increases and bonus payments made in the ordinary course of business consistent with past practice);
               (iv) adoption of, or increase in the payments to or benefits under, any profit-sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company or any of its Subsidiaries;
               (v) damage to or destruction or loss of any asset or property of the Company or any of its Subsidiaries, whether or not covered by insurance, materially and adversely affecting the business, results of operations or financial condition of the Company or any of its Subsidiaries;
               (vi) entry into, termination of, or receipt of notice of termination of (A) any license, distributorship, dealer, sales representative, joint venture, credit (except in the ordinary course of the Bank’s business), or similar agreement, or (B) any contract or transaction involving a total remaining commitment by or to the Company or any of its Subsidiaries of at least $50,000;

               (vii) sale (other than sales of inventory or other real estate owned in the ordinary course of business consistent with past practice), lease, or other disposition of any asset or property of the Company or any of its Subsidiaries or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company or any of its Subsidiaries;
               (viii) cancellation or waiver of any claims or rights with a value to the Company or any of its Subsidiaries in excess of $50,000;
               (ix) strike, work stoppage, slow-down, union organizing activities or other union-sponsored activities affecting or targeting the Company or any of its Subsidiaries;
               (x) entry into a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization affecting the Company or any of its Subsidiaries; or
               (xi) agreement, whether oral or written, by the Company or any of its Subsidiaries to do or assist with any of the foregoing.
          4.9 Legal Proceedings.
          (a) Neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.
          (b) Except for the Consent Order, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Company or any of its Subsidiaries or any of their respective assets which are not of general application to companies like the Company.
          4.10 Taxes.
          (a) All Tax Returns that were required to be filed (taking into account any extensions of time within which to file) by or with respect to the Company or any of its Subsidiaries have been duly and timely filed, and all such Tax Returns were complete and accurate in all material respects. All Taxes shown to be due on the foregoing Tax Returns or that were otherwise due and payable by the Company or any of its Subsidiaries have been timely paid in full. All Taxes that the Company or any of its Subsidiaries was obligated to withhold from amounts paid or owing to any employee, creditor, shareholder or third party have been paid over to the proper Governmental Entity in a timely manner, to the extent due and payable. No currently effective extensions or waivers of statutes of limitation have been given by or requested with respect to the filing of any Tax Returns by or with respect to the Company or any of its Subsidiaries or the assessment of any Taxes with respect to the Company or any of its Subsidiaries. No deficiencies or adjustments for any Taxes have been proposed or assessed in writing with respect to the Company or any of its Subsidiaries, and, to the knowledge of the Company, there is no factual or legal basis for the assessment of any deficiency or adjustment in Taxes with respect to the Company or any of its Subsidiaries. There is no audit, examination or other proceeding with respect to any Tax Return of the Company or any of its Subsidiaries in progress, and no Governmental Entity has notified the Company or any of its Subsidiaries that it intends to commence any audit, examination or other proceeding with respect to any Tax Return of the Company or any of its Subsidiaries. There are no matters under discussion with any Governmental Entity with respect to Taxes that could result in an additional amount of Taxes, and, to the knowledge of the Company, there is no threatened action, suit, proceeding, investigation, audit, or claim for or relating to Taxes. No Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries except for statutory Liens for Taxes not yet due and payable. The Company and its Subsidiaries have disclosed on their Tax Returns all positions taken therein that could give rise to the accuracy-related penalties of Section 6662 or Section 6662A of the Code or to a similar penalty under the laws of any other taxing jurisdiction, and have otherwise properly disclosed to the appropriate Governmental Entity all positions or transactions relating to Taxes that are required to be disclosed under the laws of any jurisdiction to which the Company or any of its Subsidiaries is subject. The Company has heretofore delivered to Buyer true, correct and complete copies of all of the Company’s and its Subsidiaries’ federal and state Tax Returns for the respective tax years ended December 31, 2001 through December 31, 2005, and no amendments or other changes have been made thereto since the date of such delivery.
          (b) The Company has made adequate provision in its consolidated financial statements (in accordance with GAAP) for all unpaid Taxes of the Company and any of its Subsidiaries, and the charges, accruals, and reserves with respect to unpaid Taxes on the books of the Company and its Subsidiaries are adequate (as determined in accordance with GAAP) and are at least equal to the Company’s and its Subsidiaries’ liabilities for unpaid Taxes. Since December 31, 2005, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes other than in the ordinary course of business consistent with past practice. All Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. When required to do so, the Company and its Subsidiaries have properly withheld Taxes on all non-resident deposit accounts.
          (c) The transaction contemplated herein, either by itself or in conjunction with any other transaction that the Company or any of its Subsidiaries may have entered into or agreed to, will not give rise to any liability for Taxes under Section 355(e) of the Code for which the Company or any of its Subsidiaries may in any way be held liable. Neither the Company nor any of its Subsidiaries has participated in any transaction that will make it in any way liable for any liability for Taxes under Section 355(e) of the Code.
          (d) Neither the Company nor any of its Subsidiaries has made or become obligated to make, nor will Buyer, Merger Sub or the Company, as a result of any event connected with any transaction contemplated herein and/or any termination of employment related to such transaction, make or become obligated to make, any “excess parachute payment,” as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof) (or any corresponding provision of state, local or foreign law), or any amount that would not be fully deductible by reason of Section 162(m) of the Code (or any corresponding provision of state, local or foreign law).

          (e) Neither the Company nor any of its Subsidiaries is now or has been a member of any affiliated, combined, unitary or similar group filing a consolidated, combined, unitary or similar federal or state income Tax Return (other than a group the common parent of which was the Company) and the Company has no liability for the Taxes of any person or entity (other than the Company or any of its Subsidiaries) under Treasury Regulations §1.1502-6 (or any similar provision of state, local or foreign law), including as a transferee or successor, by contract, or otherwise. There exists no tax sharing or allocation agreement that will require any payment by the Company after the date of this Agreement.
          (f) No claim has ever been made by an authority in a jurisdiction where either the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction, nor, to the knowledge of the Company and any of its Subsidiaries, is there any factual or legal basis for any such claim.
          (g) The Company has no excess loss account, as such term is used in Section 1.1502-19 of the Treasury Regulations, with respect to any capital stock of any Subsidiary. Neither the Company nor any of its Subsidiaries has outstanding any items that can give rise to taxable gain under Section 1.1502-13 of the Treasury Regulations.
          (h) SBGA Investments, Inc. (the “Summit Investments”), (i) for all taxable years commencing with the Summit Investments’ taxable year ended December 31, 2002 through December 31, 2005, has been subject to taxation as a real estate investment trust (a ”REIT”) within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated since December 31, 2005 to the date hereof in a manner that will permit it to qualify as a REIT for the taxable year that includes the date hereof, and (iii) intends to continue to operate in such a manner as to permit it to continue to qualify as a REIT for the taxable year of the Company that will end with the Merger (and if the Merger is not consummated prior to January 1, 2007, for the taxable year that will end on December 31 2006). No challenge to Summit Investments’ status as a REIT pending or has been threatened in writing. No Subsidiary is a corporation for US federal income tax purposes, other than a corporation that qualifies as a “qualified REIT subsidiary,” within the meaning of Section 856(i)(2) of the Code, or as a “taxable REIT subsidiary,” within the meaning of Section 856(1) of the Code. Since January 1, 2002, Summit Investments has not incurred any liability for material excise taxes under Sections 857(b), 860(c) or 4981 of the Code which have not been previously paid. Neither the Company nor any of its Subsidiaries (other than a “taxable REIT subsidiary” or any subsidiary of a “taxable REIT subsidiary”) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. Neither the Company nor any of its Subsidiaries has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in Section 857(b)(7) of the Code. As of the date hereof, Summit Investments does not have any earnings and profits attributable to any non-REIT year of Summit Investments or any other corporation within the meaning of Section 857 of the Code and the Treasury Regulations thereunder. Summit Investments expects that Summit Investments’ dividends paid deduction for the taxable year ending on the Closing Date will equal or exceed the sum of (x) the amount determined under Code Section 857(a)(1), but computed with the modifications described in the next sentence and (y) Summit Investments’ net capital gain for such taxable year. The amount described under clause (x) shall be computed by substituting “100% for “90%” in each place it appears in Code Section 857(a)(1).
          4.11 Employee Benefit Plans.
          (a) Section 4.11(a) of the Company Disclosure Schedule sets forth a true and correct and complete list of (i) each incentive compensation plan, deferred compensation plan and equity compensation plan; (ii) each “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA); (iii) each “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); (iv) each employment, termination or severance agreement; and (v) each other employee benefit plan, fund, program, agreement or benefit arrangement that is sponsored or maintained, or to which contributions are made or required to be made, by the Company or any of the Company’s ERISA Affiliates for the benefit of any current or former employee, officer, director or consultant of the Company or any of their dependents or any of the Company’s ERISA Affiliates (the “Company Plans”).
          (b) The Company has heretofore provided or made available to Buyer true and correct and complete copies of each of the Company Plans (or, with respect to any Company Plan that is unwritten, a detailed written description of such Company Plan) and each of the following documents, if applicable: (i) the actuarial report for each Company Plan for each of the last three (3) years, (ii) the most recent determination letter from the Internal Revenue Service for each Company Plan, (iii) a copy of the most recent summary plan description required for each Company Plan under ERISA, (iv) a copy of the Form 5500 (with attachments) filed with the Internal Revenue Service for each Company Plan for each of the last three (3) years, (v) the most recent summary annual report for each Company Plan, (vi) all trust agreements, insurance contracts, or funding instruments related to each Company Plan, (vii) all rulings, no-action letters, or advisory opinions from any governmental authority with respect to any Company Plan, and (viii) all summary material modifications and employee handbooks regarding Company Plans.
          (c) Each of the Company Plans is in compliance in all material respects with the applicable provisions of the Code and ERISA (including, but not limited to the Health Insurance Portability and Accountability Act of 1996, the Uruguay Round Agreements Act, the Small Business Job Protection Act of 1996, the Uniformed Services Employment, Reemployment Rights Act of 1994, the Taxpayer Relief Act of 1997, the Internal Revenue Service Restructuring and Reform Act of 1998, the Community Renewal Tax Relief Act of 2000, the Economic Growth and Tax Relief Reconciliation Act of 2001, and the American Jobs Creation Act of 2004); each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, or the prototype plan on which any Company Plan is based, has received a favorable determination letter from the IRS; no Company Plan has a material accumulated or waived funding deficiency within the meaning of Section 412 of the Code; none of the Company, the Company’s Subsidiaries, or ERISA Affiliates has incurred, directly or indirectly, any liability to or on account of any Company Plan pursuant to Title IV of ERISA (other than Pension Benefit Guaranty Corporation premiums); no proceedings have been instituted by the Pension Benefit Guaranty Corporation to terminate any Company Plan that is subject to Title IV of ERISA; no “reportable event,” as such term is defined in Section 4043(c) of ERISA, has occurred with respect to any Company Plan (other than a reportable event with respect to which the thirty (30)-day notice period has been waived within the sixty (60)-month period preceding the date of this Agreement); and no condition exists that presents a risk to the Company or any of the Company’s Subsidiaries of incurring a liability to or on account of any Company Plan pursuant to Title IV of ERISA; no Company Plan is a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA and no Company Plan is a multiple employer plan as defined in Section 413 of the Code; and there are no pending or, to the knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of Company Plans or any trusts related thereto. All contributions (including all employer contributions and employee contributions) that have been required to have been paid with respect to each Company Plan have been paid within the time required by the Company Plan or the Code. Except as required by the Code or as set forth in Schedule 4.15(a), the consummation of the transactions contemplated by this Agreement will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any employee or director of the Company or of any of the Company’s Subsidiaries under any Company Plan. No Company Plan provides for any payment or funding for the continuation of medical, dental, life or disability coverage for any employee or former employee of the Company or any of the Company’s Subsidiaries for any period of time beyond the end of the current plan year (except to the extent of coverage required under the Comprehensive Omnibus Budget Reconciliation Act of 1986, as amended).
     4.12 Disclosure Controls and Procedures. None of the records, systems, controls, data or information of the Company or any of its Subsidiaries are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or any of its Subsidiaries, except as would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls of the Company or any of its Subsidiaries described in the next sentence. The Company and its Subsidiaries have devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.
     4.13 Company Information. The information relating to the Company or any of its Subsidiaries that has been or will be provided to Buyer by the Company or any of its Subsidiaries or any of their representatives for inclusion in any document filed by Buyer with any Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
     4.14 Compliance with Applicable Law. The Company and each of its Subsidiaries:
          (a) is in compliance in all material respects, in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, permits, licenses, franchises, certificates of authority, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, if and to the extent applicable, the Sarbanes-Oxley Act of 2002, the Bank Holding Company Act of 1956, as amended, the Equal Credit Opportunity Act, the Fair Housing Act, the Community

Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”), and all other applicable fair lending and fair housing laws or other laws relating to discrimination (including, without limitation, anti-redlining, equal credit opportunity and fair credit reporting), truth-in-lending, real estate settlement procedures, adjustable rate mortgages disclosures or consumer credit (including, without limitation, the federal Consumer Credit Protection Act, the federal Truth-in Lending Act and Regulation Z thereunder, the federal Real Estate Settlement Procedures Act of 1974 and Regulation X thereunder, the federal Equal Credit Opportunity Act and Regulation B thereunder) or with respect to the Flood Disaster Protection Act and the Consent Order, except as set forth in Schedule 4.29;
          (b) has all permits, licenses, franchises, certificates, orders, and approvals of, and has made all filings, applications, and registrations with, Governmental Entities that are required in order to permit it to carry on its business as currently conducted, including, without limitation those related to the Bank’s acquisition of Concord Bank and opening and maintaining the Company’s representative office in Shanghai, China;
          (c) has, since December 31, 2003, received no notification or communication from any Governmental Entity (i) asserting that the Company or the Bank is not in material compliance with any statutes, regulations or ordinances, except for communications relating to the Consent Order (ii) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, the Bank’s FDIC deposit insurance; and
          (d) is not a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter, resolution of the Company’s Board of Directors, or similar submission to, any Governmental Entity charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of deposits (including, the FDIC and the OCC or the supervision or regulation of the Company or the Bank) other than the Consent Order, and neither the Company nor the Bank has been advised in writing by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.
     4.15 Contracts.
          (a) Neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in (x) any payment or benefits (whether of severance pay or otherwise) becoming due, or any increase in the amount of or acceleration or vesting of any rights to any payment or benefits, from Buyer, the Company, or any of their respective Subsidiaries to any director, officer, employee or consultant thereof or (y) the invalidity, unenforceability or discontinuation of any such contract, arrangement, commitment or understanding, whether in whole or in part, (iii) which is not terminable without cause on sixty (60) days or less notice or involves the payment of more than $25,000 per annum, (iv) which materially restricts the conduct of any line of business by the Company or the Bank, or (v) which provides recourse to the Company or any former or present Subsidiary of the Company in connection with the sale of any loan or other extension of credit (excluding customary short-term rights of recourse for fraudulent application statements in connection with the sale of conforming residential mortgage loans). Each contract, arrangement, commitment or understanding of the type described in this Section 4.15(a), whether or not set forth in Section 4.15(a) of the Company Disclosure Schedule, is referred to herein as a “Company Contract.” The Company has previously delivered or made available to Buyer true and correct and complete copies of each Company Contract.
          (b) (i) Each Company Contract is a valid and binding obligation of each of the Company or its Subsidiaries, as the case may be, and is in full force and effect, (ii) each of the Company and its Subsidiaries has performed all obligations required to be performed by it to date under each Company Contract, (iii) no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default on the part of the Company or any of its Subsidiaries under any Company Contract, and (iv) no other party to such Company Contract is, to the knowledge of the Company or any of its Subsidiaries, in default in any respect thereunder.
          (c) The Company has not entered into a confidentiality agreement or other similar agreement with any third party (other than Buyer) pursuant to which the Company has contemplated the disclosure of confidential information of the Company.
     4.16 Environmental Matters.
     (a) Each of the Company and its Subsidiaries, and to the actual knowledge of the Company and its Subsidiaries, their respective predecessors, all Company Real Property and Loan Property, are and have been in material compliance with all applicable Environmental Laws and neither the Company nor any of its Subsidiaries has received any written notice of violation of any Environmental Laws in the past three (3) years.
     (b) There is no suit, claim, action, proceeding, demand or investigation pending, or to the actual knowledge of the Company or its Subsidiaries, threatened against any of them or against any borrower of Company or its Subsidiaries or with respect to which any Company Real Property or Loan Property may be the subject involving (i) the actual or alleged violation of any Environmental Law, (ii) the actual or alleged release, discharge, spill, disposal or other presence of, or exposure to any Hazardous Material (including, without limitation, any toxic tort claims) on, from, into or under any Company Real Property or Loan Property, or (iii) the actual or alleged liability of the Company or its Subsidiaries relating to the offsite treatment, transport or disposal, or the arrangement for the offsite treatment, transport or disposal of any Hazardous Materials.
     (c) To the actual knowledge of the Company and its Subsidiaries, no portion of any Company Real Property contains or has contained any underground storage tank for the storage of any Hazardous Materials, surface impoundment for the storage or disposal or any Hazardous Materials, or has been used as a landfill for the disposal of Hazardous Materials. To the knowledge of the Company and its Subsidiaries, none of the Company Real Properties has been the subject of a release, discharge, spill or disposal of any Hazardous Materials where such release, discharge, spill or disposal could reasonably be expected to result in a Material Adverse Effect on the business of the Company and its Subsidiaries. To the actual knowledge of the Company and its Subsidiaries, no asbestos, lead paint, radon or mold is present at any Company Real Property.
     (d) The Company and its Subsidiaries have obtained and currently maintain all environmental permits, certificates, licenses, franchises, approvals, and authorizations, required under applicable Environmental Laws, for the ownership, operation and use of the Company Real Property (collectively, the “Environmental Permits”), and each of such Environmental Permits is listed on Section 4.16(d) of the Company Disclosure Schedule. The Company and its Subsidiaries have at all times operated in material compliance with the terms of the Environmental Permits and none of them has received any written notice of violation with respect thereto in the past three (3) years. The consummation of the transactions contemplated by this Agreement will not cause the revocation or cancellation of any material Environmental Permit, nor will it require the filing of any notification or application with any Governmental Entity, whose consent is a condition to the continued effectiveness of any Environmental Permit on and after the Effective Date.
     (e) Neither the Company nor any of its Subsidiaries is a party to any contract or agreement of any kind whatsoever with regard to any Company Real Property or Loan Property pursuant to which any of them may be held to have assumed or agreed to be responsible for any current or contingent liabilities with respect to Hazardous Materials where such current or contingent liabilities could reasonably be expected to result in a Material Adverse Effect on the business of the Company and its Subsidiaries.
     (f) All material environmental audit, inspection, remediation and closure reports in the possession or within the control of the Company or any of its Subsidiaries with respect to any Company Real Property or Loan Property are listed in Section 4.16(f) of the Company Disclosure Schedule and shall be made available to Buyer upon request, pursuant to Section 7.3 hereof.
     (g) The representations and warranties in this Section 4.16 and elsewhere in this Article IV are the sole representations and warranties of the Company and its Subsidiaries with respect to any environmental matters, and no other representations and warranties shall be deemed to apply to such matters.
     4.17 Derivative Transactions. As of the date hereof, and except as disclosed in the Company’s financial statements described in Section 4.6, neither the Company nor any of its Subsidiaries has any outstanding Derivative Transaction for its own account or for the account of any of its customers.
     4.18 Opinion. Prior to the execution of this Agreement, the Company has received, and provided to Buyer a copy of, a written opinion from the Company Advisor to the effect that,

as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be received by the shareholders of the Company is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.
     4.19 Approvals. As of the date of this Agreement, the Company knows of no reason why all regulatory approvals applicable to it or to its Subsidiaries from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained.
     4.20 Loans and Deposits.
          (a) As of August 31, 2006, neither the Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) over ninety (90) days delinquent in payment of principal or interest or, to the knowledge of the Company, is in violation of a material non-monetary covenant or obligation, or (ii) as of August 31, 2006, Loan with any director, executive officer or five percent (5.0%) or greater shareholder of the Company, or, to the knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Schedule 4.20(a) sets forth (x) all of the Loans of the Company or any of its Subsidiaries that as of August 31, 2006 were classified by any internal or external examiner as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (y) by category of Loan (i.e., commercial, consumer, etc.) all of the Loans of the Company or any of its Subsidiaries which were classified as of August 31, 2006, and (z) each asset of the Company or any of its Subsidiaries that as of August 31, 2006, was classified as “Other Real Estate Owned” and the book value thereof.
          (b) Each Loan (i) is evidenced by notes, written agreements or other written evidences of indebtedness that are true, correct, complete and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
          (c) Deposits in the Bank of shareholders of record or any shareholders of five percent (5%) or more of any class of Company Capital Stock, directors and executive officers of the Company and of its Subsidiaries amount to no more than an aggregate of $31.9 million as of August 31, 2006 and such deposits earn interest at rates comparable to those on other deposits of comparable size and maturity. Within seven (7) calendar days of the date of this Agreement, the Company will provide Buyer with verification of the accuracy of the foregoing figure as of the date of this Agreement, including a list of such accounts and deposits as of the date of this Agreement.

          (d) Section 4.20(d)-1 of the Company Disclosure Schedule sets forth a true and accurate list as of August 31, 2006 of all of the Company’s Loans in excess of $3.0 million together with the principal amount of and accrued and unpaid interest on each such Loan, the identity of the borrower thereunder (including a brief description of the nature of the business conducted by such borrower), and the category of Loan (i.e., commercial, consumer, etc.). Schedule 4.20(d)-2 sets forth a true and correct and complete list as of August 31, 2006 of all of the Company’s depositors with deposits in excess of $500,000 together with the amount thereof and the identity of the depositor (including a brief description of the nature of the business conducted by such depositor).
     4.21 Property. Each of the Company and it Subsidiaries owns, with good and marketable title in the case of real property, all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) located in the facilities owned or operated by it and reflected as owned in the books and records of the Company, including all of the properties and assets reflected in the consolidated balance sheet of the Company as of December 31, 2005 and all of the properties and assets purchased or otherwise acquired by the Company or any of its Subsidiaries since December 31, 2005 (except for personal property acquired and sold since such date in the ordinary course of business of the Company and the Bank consistent with past practice), except (i) Liens for Taxes not yet due, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of business, (iii) mechanic’s, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carriers and other similar Liens arising in the ordinary course of business, and (iv) such other easements, covenants and restrictions and other title matters which do not have a Material Adverse Effect on the use or operation of such property. All leases pursuant to which the Company or any of its Subsidiaries, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms, and none of the Company or any of its Subsidiaries or, to the knowledge of the Company or any of its Subsidiaries, any other party thereto, is in default thereunder.
          4.22 Labor Matters.
          (a) There is no application or petition for certification of a collective bargaining agent or for union representation pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, and none of the Company’s or any of its Subsidiaries’ employees are or have been since December 31, 2005 represented by any union or other bargaining representative. To the knowledge of the Company, since December 31, 2005, no union has attempted to organize any group of the employees of the Company or any of its Subsidiaries, and no group of the Company’s or any of its Subsidiaries’ employees has sought at any time during the last three (3) years to organize themselves into a union or similar organization for the purpose of collective bargaining. To the knowledge of the Company, there are no pending or threatened strikes, slowdowns, pickets or work stoppage by any employees of the Company or any of its Subsidiaries.
          (b) There are no pending or, to the knowledge of the Company, threatened material unfair labor practice charges or employee grievance charges with the National Labor Relations Board or any comparable state or local agency against the Company or any of its Subsidiaries.

          (c) With respect to the businesses of the Company and its Subsidiaries, there have not been in the past five (5) years any investigations, inspections or material citations for violations of OSHA, any of the regulations promulgated pursuant to OSHA, or any other statute, ordinance, rule or regulations establishing standards of workplace safety, and no such investigations, inspections or citations are pending or, to the knowledge of the Company, threatened.
     4.23 Insurance. Each of the Company and its Subsidiaries is and continuously since its inception has been, insured with reputable insurers against all risks normally insured against by bank holding companies, banks and bank subsidiaries, as applicable. Schedule 4.23 lists and describes each insurance policy maintained by or on behalf of the Company or any of its Subsidiaries with respect to their properties, assets and businesses, together with a claims history for the past two (2) years. In the best judgment of the management of the Company, such insurance coverage is adequate for the Company and its Subsidiaries, and all material claims under the policies listed on Schedule 4.23 have been filed in due and timely fashion. All of such insurance policies are in full force and effect, and neither the Company nor any of its Subsidiaries has, since January 1, 2003, been (i) in default with respect to its obligations under any such insurance policies or (ii) denied insurance coverage. Since December 31, 2005, there has not been any damage to, destruction of, or loss of any assets of the Company or any of its Subsidiaries not covered by insurance that could have a Material Adverse Effect on the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any self-insurance or co-insurance programs, and the reserves set forth on the consolidated balance sheet of the Company as of December 31, 2005 are adequate to cover all anticipated liabilities with respect to any such self-insurance or co-insurance programs.
     4.24 Absence of Undisclosed Liabilities. Except for items for which reserves have been established in the Company’s and its Subsidiaries’ most recent audited consolidated balance sheet and interim unaudited consolidated balance sheets, which have been delivered to Buyer and which do not reflect any overstated assets, and except as set forth in Schedule 4.24, neither the Company nor any of its Subsidiaries has incurred or discharged, or is legally obligated with respect to, any indebtedness, liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar arrangement) or obligation (accrued or contingent, whether due or to become due, and whether or not subordinated to the claims of its general creditors), other than as a result of operations in the ordinary course of business after such date. No agreement pursuant to which any loans or other assets have been or will be sold by the Company or any of its Subsidiaries entitles the buyer of such loans or other assets, unless there is a material breach of a representation or covenant by the Company or any of its Subsidiaries, as the case may be, to cause the Company or any of its Subsidiaries to repurchase such loan or other asset or to pursue any other form of recourse against the Company or any of its Subsidiaries (other than customary short term rights of recourse for fraudulent application statements in connection with the sale of conforming residential mortgage loans). Neither the Company nor any of its Subsidiaries has knowingly made nor shall make any representation or covenant in any such agreement that contained or shall contain any untrue statement of a material fact or omitted or shall omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such representations and/or covenants were made or shall be made, not misleading. Other than any regular quarterly dividend by the Company, no cash, stock or other dividend or any other distribution with respect to Company Capital Stock has been declared, set aside or paid, nor has any of the Company Capital Stock been repurchased, redeemed or otherwise acquired, directly or indirectly, by the Company since December 31, 2004.
     4.25 Qualification as Reorganization. Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or failed to take any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Neither the Company nor any of its Subsidiaries is aware of any fact, condition or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
     4.26 Voting Agreement. On or prior to the date of this Agreement, the Company has delivered to Buyer fully executed copies of voting and proxy agreements substantially in the form attached hereto as Exhibit E (the “Voting Agreement”) from certain shareholders of the Company who are executive officers, directors, affiliates and founders of the Company and their family members, and holders of five percent (5.0%) or more of any class of Company Capital Stock. Collectively, 1,606,510 shares of the Company Capital Stock (including currently exercisable options) are subject to the Voting Agreements, representing approximately 22% (on a fully diluted basis) of the Company Capital Stock entitled to vote upon the approval of this Agreement and any other matters required to be approved by the Company’s shareholders for consummation of the Merger. The Voting Agreements constitute the valid and legally binding obligations of the shareholders who executed the Voting Agreements.
     4.27 Offices and ATMs. Set forth in Schedule 4.27 is a list of the headquarters of the Company and the Bank (identified as such) and each of the offices and automated teller machines (“ATMs”) maintained and operated (or to be maintained and operated) by the Company or the Bank (including, without limitation, representative and loan production offices and operations centers, if any) and the location thereof. Except as set forth in the Company Disclosure Schedule, neither the Company nor the Bank maintains any other office or ATM or conducts business at any other location, and neither the Company nor the Bank has applied for or received permission to open any additional branch or operate at any other location. Each ATM maintained and operated by the Bank is compliant with current industry standards.
     4.28 Community Reinvestment Act. The Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act. Neither the Company nor the Bank has been advised of any concerns regarding its compliance with the Community Reinvestment Act by any Governmental Entity.
     4.29 Bank Secrecy Act. Except as set forth in Schedule 4.29, neither the Company nor the Bank has been advised of any current or pending supervisory concerns regarding its compliance with the Bank Secrecy Act (31 U.S.C. 5322, et seq.) or related state or federal anti-money laundering laws, regulations and guidelines, including, without limitation, those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.

     4.30 Trust Administration. The Bank does not presently exercise trust powers, including, but not limited to, trust administration, and has never in the past exercised such trust powers. The term “trust” as used in this Section 4.30 includes (i) any and all common law or other trusts between an individual, corporation or other entities and the Bank, as trustee or co-trustee, including, without limitation, pension or other qualified or nonqualified employee benefit plans, compensation testamentary, inter vivos, charitable trust indentures; (ii) any and all decedents’ estates where the Bank is serving or has served as a co-executor or sole executor, personal representative or administrator, administrator de bonis non, administrator de bonis non with will annexed, or in any similar fiduciary capacity; (iii) any and all guardianships, conservatorships or similar positions where the Bank is serving or has served as a co-grantor or a sole grantor or a conservator or a co-conservator of the estate, or any similar fiduciary capacity; and (iv) any and all agency and/or custodial accounts and/or similar arrangements, including plan administrator for employee benefit accounts, under which the bank is serving or has served as an agent or custodian for the owner or other party establishing the account with or without investment authority.
     4.31 Investment Management and Related Activities. None of the Company or its Subsidiaries or their respective directors, officers or employees is required to be registered, licensed or authorized under the laws or regulations issued by any Governmental Entity, as an investment adviser, a broker, dealer, an insurance salesperson or agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Entity.
     4.32 Full Disclosure. The representations and warranties contained in this Article IV do not contain any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
     Except as set forth in the Buyer Disclosure Schedule, Buyer hereby represents and warrants to the Company, as of the date hereof and as of the Closing Date, as follows:
     5.1 Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Buyer and Merger Sub (a) has all requisite power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and (b) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not (i) prevent or delay Buyer or Merger Sub from performing its obligations hereunder or (ii) adversely affect the ability of Buyer or Merger Sub to consummate the transactions contemplated hereby. Buyer is supervised by the FRB as a bank holding company under the Bank Holding Company Act of 1956, as amended. The Certificate of Incorporation of Buyer, the Certificate of Formation of Merger Sub, the Bylaws of Buyer and the Operating Agreement of Merger Sub, copies of all of which have previously been made available to the Company, are true and correct and complete copies of such documents as in effect as of the date of this Agreement.
     5.2 Authority; No Violation.
          (a) Each of Buyer and Merger Sub has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Buyer and by Buyer in its capacity as the sole member of Merger Sub pursuant to applicable law, and no other corporate proceedings on the part of Buyer or Merger Sub are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and Merger Sub and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a valid and binding obligation of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.
          (b) Neither the execution and delivery of this Agreement by Buyer and Merger Sub nor the consummation by Buyer and Merger Sub of the transactions contemplated hereby, nor compliance by Buyer and Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Buyer or the organizational documents of any of Buyer’s Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 5.3 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or Merger Sub or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon, any of the respective properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not (i) prevent or delay Buyer or Merger Sub from performing its obligations hereunder or (ii) adversely affect the ability of Buyer or Merger Sub to consummate the transactions contemplated hereby.
     5.3 Consents and Approvals. Except for (i) the filing by Buyer of the FRB Application or confirmation by Buyer of a waiver of such FRB Application, and approval or waiver of such application, (ii) the filing by UCB, the Bank, the Company and Buyer of the

FDIC Application and approval of such application, (iii) the filing by UCB of a merger application, and any other required filings, with the CADFI pursuant to the CFC, (iv) the filing by Buyer and the Company of an application for an interstate merger under Part 19 of Article 2 of Chapter 1 of Title 7 of the Official Code of Georgia, (v) the filing by UCB of a notice or application under Part 20 of Article 2 of Chapter 1 of Title 7 of the Official Code of Georgia, (vi) the filing by UCB of a courtesy copy of its FDIC application with the Texas Department of Banking in connection with UCB’s acquisition of Bank’s branch banking offices in Houston, Texas, (vii) the filing by UCB of appropriate notices and/or applications with the China Bank Regulatory Commission and with any other governmental agencies in the Peoples Republic of China for the acquisition of and change of name of Bank’s Shanghai Representative Office, (viii) the filing of a notice with the Atlanta District Office of the Comptroller of the Currency under 12 USC §§ 214(a), 214 a-c, 215a-1(a-c) and 12 CFR § 5.33(g)(3)(ii), and with any the Other Regulatory Approvals, (ix) the filing of the Delaware Certificate of Merger with the Delaware Secretary and the Georgia Certificate of Merger with the Georgia Secretary, (x) the filing in the office of the California Commissioner of Financial Institutions pursuant to California Financial Code Section 4887(b) of a Certificate of Ownership in substantially the form attached hereto as Exhibit B as filed with the Delaware Secretary of State, (xi) the Securities Laws Filings and Approvals and compliance with applicable blue sky laws, and (xii) such filings, authorizations or approvals as may be set forth in Section 5.3 of the Buyer Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with the execution and delivery by Buyer or the Merger Sub of this Agreement or the consummation by the Merger Sub of the Merger and the other transactions contemplated hereby. No vote of any stockholders of Buyer is required to approve this Agreement or to consummate the transactions contemplated hereby.
     5.4 Broker’s Fees. Neither Buyer nor any of Buyer’s Subsidiaries or any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Buyer has engaged, and will pay a fee or commission to, Howe Barnes Hoefer & Arnett (“Buyer Advisor”) for a written opinion by Buyer Advisor to the effect that, subject to the matters set forth therein, the terms and conditions of the Merger are fair to Buyer’s shareholders from a financial point of view.
     5.5 Buyer Information. The information relating to Buyer and its Subsidiaries, including Merger Sub, to be contained in any document filed with any other Governmental Entity, including but not limited to the SEC, or provided to the Company’s shareholders in connection herewith (including, without limitation, the Proxy Statement) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
     5.6 Ownership of Company Capital Stock. Neither Buyer nor any of its Subsidiaries, including Merger Sub, or affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of Company Capital Stock.

     5.7 Access to Funds. Buyer has, and on the Closing Date will have, available shares of Buyer Common Stock authorized to enable it to consummate the Merger. Buyer will cause UCB to have sufficient funds on the Closing Date to pay the aggregate Merger Consideration pursuant to the terms of this Agreement.
     5.8 Approvals. As of the date of this Agreement, Buyer knows of no reason why all regulatory approvals applicable to it from any Governmental Entity required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) should not be obtained on a timely basis.
     5.9 Legal Proceedings. Neither Buyer nor Merger Sub is a party to any, and there are no pending or, to Buyer’s knowledge, threatened, legal, administrative, or arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature that, individually or in the aggregate, would (i) delay or prevent Buyer or Merger Sub from performing their respective obligations hereunder or (ii) adversely affect the ability of Buyer or Merger Sub to consummate the transactions contemplated hereby.
     5.10 Compliance with Applicable Law.
          (a) Buyer and each of its Subsidiaries, including Merger Sub is in compliance in all material respects, in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, permits, licenses, franchises, certificates of authority, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, if and to the extent applicable, the Sarbanes-Oxley Act, the Bank Holding Company Act of 1956, as amended, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, and all other applicable fair lending and fair housing laws or other laws relating to discrimination (including, without limitation, anti-redlining, equal credit opportunity and fair credit reporting), truth-in-lending, real estate settlement procedures, adjustable rate mortgages disclosures or consumer credit (including, without limitation, the federal Consumer Credit Protection Act, the federal Truth-in Lending Act and Regulation Z thereunder, the federal Real Estate Settlement Procedures Act of 1974 and Regulation X thereunder, and the federal Equal Credit Opportunity Act and Regulation B thereunder) or with respect to the Flood Disaster Protection Act, and, as of the date hereof, UCB has a Community Reinvestment Act rating of “satisfactory” or better;
          (b) Buyer and each of its Subsidiaries, including Merger Sub has all permits, licenses, franchises, certificates, orders, and approvals of, and has made all filings, applications, and registrations with, Governmental Entities that are required in order to permit Buyer and each of Buyer’s Subsidiaries to carry on its business as currently conducted;
          (c) Buyer and each of its Subsidiaries, including Merger Sub has, since December 31, 2003, received no notification or communication from any Governmental Entity (i) asserting that Buyer or any of Buyer’s Subsidiaries, including UCB, is not in compliance with any statutes, regulations or ordinances, (ii) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, UCB’s FDIC deposit insurance; and
          (d) Buyer and each of its Subsidiaries, including Merger Sub is not a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter, resolution of the Company’s Board of Directors, or similar submission to, any Governmental Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (including, the FDIC) or the supervision or regulation of Buyer or any of Buyer’s Subsidiaries, including UCB, and neither Buyer nor any of Buyer’s Subsidiaries has been advised in writing by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.
          5.11 Regulatory Reports. Buyer and each of Buyer’s Subsidiaries, including UCB, has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2003 with any Regulatory Agency (collectively, the “Buyer Reports”) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Buyer and Buyer’s Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the knowledge of Buyer, investigation into the business or operations of Buyer or any of Buyer’s Subsidiaries, including Merger Sub, since December 31, 2003. There is no unresolved material violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Buyer or any of Buyer’s Subsidiaries. The Buyer has been and is in compliance in all material respects with the applicable listing requirements of the NASDAQ. The Buyer has an appropriate insider trading policy in place and has established and applied reasonable internal controls and procedures to ensure compliance with the insider trading policy.
          5.12 Full Disclosure. The representations and warranties contained in this Article V do not contain any untrue statement of any fact or omit to state any fact necessary in order to make the statements and information contained in this Article V not misleading.
          5.13 Capitalization.
          (a) The authorized capital stock of Buyer consists of 180,000,000 shares of Buyer Common Stock and 10,000,000 shares of Buyer Preferred Stock. As of July 31, 2006, there were (i) 94,508,837 shares of Buyer Common Stock issued and outstanding, (ii) no shares of Buyer Preferred Stock outstanding, and (iii) 989,573 shares of Buyer Common Stock reserved for issuance pursuant to the option plans described in Section 5.13 of the Buyer Disclosure Schedule (“Buyer Option Plans”). All of the issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. All of the issued and outstanding shares of Buyer Common Stock to be issued in the Merger will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The exercise price of each option issued under the Buyer Option Plan (a “Buyer Option”) has been no less than the fair market value of a share of Buyer Common Stock as determined on the date of grant of such Buyer Option. All grants of Buyer Options were validly issued and properly approved by the Board of Directors of Buyer (or a duly authorized committee or subcommittee thereof) in material compliance with all applicable laws and recorded on the Buyer’s financial statements in accordance with GAAP, and no such grants involved any “back dating,” “forward dating,” or similar practices with respect to the effective date of grant. Except as disclosed in Buyer’s Annual Report for the fiscal year ending December 31, 2005 on Form 10-K (including the Certificate of Designation, Preferences and Rights of Series A Participating Preferred Stock and the Rights Agreement dated as of January 28, 2003, both of which are listed as exhibits thereto, and exercise rights disclosed therein), Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Buyer Capital Stock or any other equity security of Buyer or any securities representing the right to purchase or otherwise receive any shares of Buyer Capital Stock or any other equity security of Buyer.
          (b) The authorized capital stock of UCB consists of 150,000 shares of common stock, of which all such shares are outstanding on the date hereof. All of the issued and outstanding shares of UCB are owned by Buyer. All of the issued and outstanding shares of UCB have been duly authorized and validly issued and are fully paid and nonassessable. UCB does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock of UCB or any other equity security of UCB or any securities representing the right to purchase or otherwise receive any shares of capital stock of UCB or any other equity security of UCB.
          (c) Buyer holds 100.0% of the membership interests of Merger Sub. Merger Sub does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any ownership interest of Merger Sub or any securities representing the right to purchase or otherwise receive any ownership interest of Merger Sub. Merger Sub is now and has at all times been classified as a “disregarded entity” for federal income tax purposes.
     5.14 Financial Statements. Buyer has previously made available to Company copies of the consolidated balance sheets of Buyer as of December 31 for the fiscal years 2002 through 2005, inclusive, and the related consolidated statements of operations, changes in shareholders’ equity and comprehensive income and cash flows for the fiscal years 2002 through 2005, inclusive, as reported in Buyer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Buyer’s independent public accountants. The December 31, 2005 balance sheet of Buyer (including the related notes, where applicable) fairly presents the financial position of Buyer as of the date thereof, the other previously-delivered financial statements referred to in this Section 5.14 (including the related notes, where applicable) fairly present, the financial statements filed by Buyer with the SEC after December 31, 2005 fairly present, and the financial statements to be filed by Buyer with the SEC after the date of this Agreement will fairly present (subject, in the case of the unaudited statements, to audit adjustments normal in nature and amount), the results of the operations and financial position of Buyer for the respective fiscal periods or as of the respective dates therein set forth, other than as may be affected by such relevant items as have been disclosed in any Buyer Report.
     5.15 Absence of Certain Changes or Events.
          (a) Except as disclosed in any Buyer Reports filed prior to the date of this Agreement, since December 31, 2005, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on Buyer or UCB.
          (b) Except as disclosed in any Buyer Report, since December 31, 2005, each of Buyer and UCB has carried on its business only in the ordinary and usual course consistent with its past practice.
     5.16 Disclosure Controls and Procedures. None of Buyer’s or UCB’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Buyer or UCB or their accountants, except as would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the next sentence. Buyer and UCB have devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.
     5.17 Absence of Undisclosed Liabilities. Except for items for which reserves have been established in Buyer’s and UCB’s most recent audited balance sheets and interim unaudited balance sheets, which have been delivered to the Company and which do not reflect any overstated assets, neither Buyer nor UCB has incurred or discharged, or is legally obligated with respect to, any material indebtedness, liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar arrangement) or obligation (accrued or contingent, whether due or to become due, and whether or not subordinated to the claims of its general creditors), other than as a result of operations in the ordinary course of business after such date. Neither Buyer nor UCB has knowingly made nor shall make any representation or covenant in any agreement pursuant to which any loans or other assets have been or will be sold by Buyer or UCB that contained or shall contain any untrue statement of a material fact or omitted or shall omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such representations and/or covenants were made or shall be made, not misleading. Other than any regular quarterly dividend by Buyer, no cash, stock or other dividend or any other distribution with respect to Buyer Capital Stock has been declared, set aside or paid, nor has any of the Buyer Capital Stock been repurchased, redeemed or otherwise acquired, directly or indirectly, by Buyer since March 31, 2005.
     5.18 Qualification as Reorganization. Neither Buyer nor any of Buyer’s Subsidiaries has taken or agreed to take any action or failed to take any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of

Section 368(a) of the Code. Neither Buyer nor any of its Subsidiaries is aware of any fact, condition or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
ARTICLE VI
COVENANTS RELATING TO CONDUCT OF BUSINESS
     6.1 Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer, the Company and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice and, to the extent consistent therewith, each of the Company and the Bank will use its reasonable efforts to (w) preserve intact the business organizations of the Company and its Subsidiaries, (x) keep available to itself and Buyer the present services of the current officers and employees of the Company and its Subsidiaries, (y) preserve for itself and Buyer the goodwill of the customers of the Company and its Subsidiaries and others with whom business relationships exist, and (z) maintain and expand the deposits and loan portfolio assets of the Company consistent with the stated budget and forecast of the Company. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or consented to in writing by Buyer, neither the Company nor any of its Subsidiaries shall:
          (a) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock; provided, however, that the Company may declare and pay its regular quarterly cash dividend in an amount not to exceed $0.10 per share;
          (b) (i) except for the cancellation of outstanding Company Options and the related issuance of shares of Company Capital Stock pursuant to the exercise of Company Options outstanding on the date of this Agreement, split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities (including, without limitation, stock options) in respect of, in lieu of or in substitution for shares of its capital stock; (ii) repurchase, redeem or otherwise acquire any shares of its capital stock, or any securities convertible into or exercisable for any shares of its capital stock; or (iii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien or authorize or propose the issuance, delivery, sale, pledge or encumbrance of or the imposition of any Lien on, any shares of its capital stock or any securities (including, without limitation, any Company Option) convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing;
          (c) amend its Articles of Incorporation, Bylaws or other similar governing documents;
          (d) make any capital expenditures other than those which (i) are made in the ordinary course of business or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $50,000 individually or $50,000 in the aggregate;
          (e) enter into any new line of business;

          (f) (i) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, including, without limitation, any loan portfolios or pools, which would be material, individually or in the aggregate, to the Company, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practice; or (ii) open, close, sell or acquire any branches, except as set forth on Schedule 6.1(f);
          (g) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any person, or pledge or otherwise encumber or dispose of any assets of the Company, except in the ordinary course of business consistent with past practice; provided, however, that in no event shall any such indebtedness or obligations (excluding, however, Company deposits) be for a period exceeding six (6) months;
          (h) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VIII not being satisfied, or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VIII being satisfied, including without limitation a failure to comply with the Consent Order;
          (i) change its methods of accounting in effect at December 31, 2005, including, without limitation, its acquisition purchase accounting, stock option accounting or its methods of accounting for any expense, asset, transaction, gain income, tax, loss, deposits or any other item that may be properly taken into account in calculating Company net worth, loan and lease losses and core deposits, except as required by changes in GAAP or regulatory accounting principles as concurred to by the Company’s independent registered accountants;
          (j) (i) except as required by applicable law or as required to maintain qualification pursuant to the Code, and except as set forth in Schedule 6.1(j), adopt, amend, renew or terminate any employee benefit plan (including, without limitation, any Company Plan) or any agreement, arrangement, plan or policy between the Company or any of its Subsidiaries and any of their respective current or former directors, officers or employees; (ii) except for normal increases in the ordinary course of business consistent with past practice, except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan or agreement as in effect as of the date hereof, and in any event, the Company will not pay more than an aggregate amount representing a five percent (5.0%) increase in the collective annual compensation of such personnel as of the date of this Agreement; provided, however, that notwithstanding the foregoing, the Company shall be entitled to pay such bonuses as have been accrued to date under its existing bonus plans and will be accrued prior to the Effective Time pursuant to the existing provisions of such plans; or (iii) make any equity or equity-based grants or allocations under any Company Plan (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

          (k) purchase, acquire, sell, license, lease, encumber, assign or otherwise dispose of, or agree to sell, license, lease, encumber, assign or otherwise dispose of, or abandon or fail to maintain, any loans, loan pools, loan portfolios, participation or other interests in loans, or any of its material assets, properties or other material rights or agreements other than in the ordinary course of business consistent with past practice;
          (l) file any application to establish, relocate or terminate the operations of any banking office of the Company or any of its Subsidiaries, except to the extent such application may be required to terminate the operations of the loan production office described in Schedule 6.1(f);
          (m) other than in the ordinary course of business and consistent with past practice, and except as set forth in Schedule 6.1(m), create, renew, amend or terminate, fail to perform any material obligations under, waive or release any material rights under or give notice of a proposed renewal, amendment, waiver, release or termination of, any material contract, agreement or lease for office space to which it is a party or by which it or its properties is bound, other than the renewal in the ordinary course of business of any lease the term of which expires prior to the Closing Date;
          (n) except pursuant to written agreements in effect on the date hereof and previously provided to Buyer, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice;
          (o) make or change any election concerning Taxes, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, obtain any Tax ruling, or consent to any waiver or extension of the statute of limitations for the assessment or payment of Taxes;
          (p) take any action, or omit to take any action, the taking or omission of which could reasonably be expected to prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code;
          (q) pay, discharge, settle, compromise or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including taking any action to settle or compromise any material litigation, other than the payment, discharge, settlement, compromise or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, its most recent consolidated financial statements (or the notes thereto), or incurred since December 31, 2005 in the ordinary course of business consistent with past practice;
          (r) enter into any transaction outside the ordinary course of business consistent with past practice, including (i) the purchase of certificates of deposit from brokers or other third parties amounting, in the aggregate to more than $30,000,000, (ii) the offering or payment of rates of interest on deposit accounts materially different than the Bank’s past practice or current market rates, (iii) the entry into any material contracts, and (vi) the purchase or sale of investment securities unless such transaction (A) is prudent, necessary, consistent with the written investment policies of the Company or any of its Subsidiaries, as the case may be, and their respective 2006 budgets, duly approved by senior management of the Company or any of its Subsidiaries, as the case may be, and, if involving a purchase, is limited to investment-grade securities, (B) does not cause the weighted average duration of the Company’s or any of its Subsidiaries’ investment securities portfolio to exceed that portfolio’s weighted average duration as of December 31, 2005, and (C) will not cause the balance of the Company’s or any of its Subsidiaries’ investment securities portfolio to vary from the Company’s or any of its Subsidiaries’ (as the case may be) budget;
          (s) except as required by law, disclose confidential information of the Company to a third party without requiring such third party to be bound by confidentiality obligations that are at least as restrictive upon such third party as the confidentiality obligations binding Buyer under the Confidentiality Agreement; or
          (t) authorize, commit or agree to do any of the foregoing actions.
     6.2 Covenants of Buyer. Except as otherwise contemplated by this Agreement or consented to in writing by the Company, during the period from the date of this Agreement to the Effective Time, Buyer shall not, and shall not permit Merger Sub or any of Buyer’s other Subsidiaries to:
          (a) take any action or fail to take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;
          (b) take any action or enter into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approvals or the consummation of the Merger;
          (c) take any action, or omit to take any action, the taking or omission of which could reasonably be expected to prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code; or
          (d) authorize, or commit or agree to do any of the foregoing.
     6.3 Covenants of Buyer and the Company. No party will take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. No party will take any action that would cause the transactions contemplated by this Agreement not to comply with any Takeover Provisions and each of them will take all necessary steps within its control to make those transactions comply with (or continue to comply with) the Takeover Provisions.

ARTICLE VII
ADDITIONAL AGREEMENTS
          7.1 Regulatory Matters.
          (a) Buyer shall prepare and file as promptly as practicable such regulatory filings as are applicable to the Merger and the merger of the Bank with and into UCB. The Company shall take, in accordance with applicable law, applicable stock exchange rules and its Articles of Incorporation and Bylaws, all action necessary to convene an appropriate meeting of shareholders of the Company to consider and vote upon the approval of this Agreement and any other matters required to be approved by the Company’s shareholders for consummation of the Merger (including any adjournment or postponement, the “Company Meeting”), as promptly as practicable after the date hereof. The Company’s Board of Directors shall recommend such approval, subject to their fiduciary duties, and the Company shall take all reasonable lawful action to solicit such approval by its shareholders.
          (b) Each of the Company and Buyer shall cooperate and shall instruct their respective agents, attorneys and accountants to cooperate in the preparation and filing of an application for a permit (the “California Permit”) from the California Commissioner of Corporations (the “California Commissioner”) pursuant to Section 25121 of the California Corporate Securities Law of 1968, as amended (the “California Securities Law”) and all other necessary documents and forms required to be filed with the California Department of Corporations (the “DOC”) in order to notify interested parties as required by California law of, and to hold a fairness hearing conducted before the California Commissioner in accordance with, Section 25142 of the California Securities Law (“Section 25142”) and related authorities with respect to the Merger and the shares of Buyer Common Stock to be issued in the Merger (the “California Fairness Hearing”) in order to establish that the issuance of Buyer Common Stock in the Merger is exempt from Securities Act registration under Section 3(a)(10) of the Securities Act (the “Section 3(a)(10) Exemption”) (the “DOC Application”). Buyer shall use its best efforts to submit the DOC Application to the DOC within twenty-one (21) calendar days after the later of (i) the date of this Agreement, or (ii) the date on which the Company has furnished to Buyer materials and information in conformity with the requirements of the DOC, including, but not limited to, the Company’s draft Proxy Statement (as defined in Section 7.1(e)); provided, however, that such twenty-one (21) calendar day period shall be extended for the minimum period necessary to obtain any indispensable information or data from third party sources. The Company and Buyer shall make their respective appropriate representatives available to prepare and provide such testimony as is necessary or appropriate to present at the California Fairness Hearing and to support Buyer’s and the Company’s appearances at the California Fairness Hearing.
          (c) Each of the Company and Buyer shall cooperate and shall instruct their respective agents, attorneys and accountants to cooperate in the preparation and filing by Buyer with the SEC of a registration statement on Form S-4 in order to register under the Securities Act the shares of Buyer Common Stock to be issued in the Merger (the “S-4 Registration Statement”) if any of the following occurs: (i) the DOC informs Buyer that the DOC will not accept jurisdiction to hold the California Fairness Hearing after Buyer submits the DOC Application;

(ii) after commencement of the California Fairness Hearing proceedings, the DOC informs Buyer that the DOC will not issue such approval and make such findings with respect to the Merger and the issuance of Buyer Common Stock in the Merger as are required for the Section (3)(a)(10) Exemption; or (iii) Buyer determines in its reasonable discretion that such registration is necessary or appropriate.
          (d) The Company and Buyer shall use reasonable efforts to cooperate in Buyer’s obtaining all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.
          (e) The Company shall prepare and file with the SEC, and Buyer shall reasonably assist in such preparation of, a proxy statement of the Company for the purposes of submitting to the Company’s shareholders the principal terms of the Merger and this Agreement and any other matters required to be approved by the Company’s shareholders for consummation of the Merger and soliciting such approval at the Company Meeting (together with other proxy solicitation materials of the Company constituting a part thereof, the “Proxy Statement”). The description of Buyer and of the terms and conditions of this Agreement contained in such Proxy Statement shall be subject to consultation with Buyer. The Company shall use its best efforts to prepare and provide to Buyer for inclusion in the DOC Application within twenty-one (21) calendar days a draft Proxy Statement. The Company shall file in preliminary form with the SEC a draft of the Proxy Statement promptly after the date of this Agreement. The Company shall use its best efforts to distribute to the Company’s shareholders the final version of the Proxy Statement within five (5) business days after the later of the date on which the California Permit is issued or the date on which it receives confirmation that the SEC has no comments on the Proxy Statement or, as the case may be, within five (5) business days after the date on which the S-4 Registration Statement becomes effective and file definitive copies of the Proxy Statement with the SEC.
          (f) Each of the Company and Buyer agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the DOC Application, any S-4 Registration Statement, and the Proxy Statement will, at the time the DOC Application, any S-4 Registration Statement, and the Proxy Statement and each amendment or supplement thereto, if any, is submitted to or approved by the California Department of Corporations or the SEC or is provided to Company’s shareholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the Company’s shareholders and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of the Company and Buyer further agrees that if it shall become aware prior to the Effective Time of any information that would cause any of the statements in the DOC Application, any S-4 Registration Statement, or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the DOC Application, any S-4 Registration Statement, or the Proxy Statement.
          (g) Buyer will advise the Company, promptly after Buyer receives notice thereof, of the time when a California Permit has been issued to qualify the issuance of the shares of Buyer Common Stock in the Merger, of the issuance of any stop order or the suspension of the qualification of the Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the California Department of Corporations for the amendment or supplement of the DOC Application or for additional information.
          (h) Without limiting the foregoing, the parties hereto shall cooperate with each other and use their reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties or Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement and to comply with the terms and conditions thereof. Each of the Company and Buyer shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information and the right of each party to withhold information its Board of Directors reasonably determines in good faith should be withheld for reasons of privacy, confidentiality or fiduciary duty, all the information relating to the Company, its Subsidiaries, Buyer or Buyer’s Subsidiaries, including Merger Sub, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties or Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to consummation of the transactions contemplated hereby.
          (i) Buyer and the Company shall, upon request, subject to applicable laws relating to the exchange of information and the right of each party to withhold information its Board of Directors reasonably determines in good faith should be withheld for reasons of privacy, confidentiality or fiduciary duty, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the DOC Application, any S-4 Registration Statement, the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Buyer, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company shall from time to time make available to Buyer, upon reasonable request, a list of the Company’s shareholders and their addresses and such other information as Buyer shall reasonably request regarding the ownership of Company Capital Stock.

          (j) Buyer and the Company shall promptly furnish to each other copies of non-confidential written communications received by Buyer or the Company, as the case may be, or by any of their respective Subsidiaries, from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement.
          (k) Buyer shall not be required to file a registration statement with the SEC with respect to the shares of Buyer Common Stock to be issued hereunder for the purpose of sale or resale of such shares by any person.
          (l) Not later than the tenth (10th) business day after the date of this Agreement, the Company shall deliver to Buyer a schedule of each person that, to the best of the Company’s knowledge, is or is reasonably likely to be, as of the date of the Company Meeting, deemed to be an “affiliate” of it (each, a “Company Affiliate”) as that term is used in Rule 145 under the Securities Act. The Company shall use its commercially reasonable efforts to cause each Company Affiliate to execute and deliver to Buyer and the Company on or before the Effective Time an affiliate agreement in substantially the form attached hereto as Exhibit F. It is acknowledged and agreed that as a condition precedent to Buyer’s issuance of any Buyer Common Stock to any Company Affiliate such Company Affiliate shall have executed and delivered to Buyer an affiliate agreement in substantially the form attached hereto as Exhibit F.
          (m) Certificates representing shares of Buyer Common Stock to be issued to Company Affiliates pursuant to this Agreement shall have printed on them a restrictive legend indicating that such shares are securities issued to the registered holder in a transaction to which Rule 145 under the Securities Act applies, and that such securities may not be sold, hypothecated, transferred or assigned, and the issuer or its transfer agent shall not be required to give effect to any attempted sale, hypothecation, transfer or assignment, except (i) pursuant to a then current effective registration statement under the Securities Act, (ii) in a transaction permitted by Rule 145 as to which Buyer has received an opinion of counsel, in form and substance reasonably satisfactory to Buyer, in support of which such holder provides in advance holder and broker’s representations the form and content of which are approved by Buyer’s counsel, of compliance with the provisions of Rule 145, or (iii) as described in a “no action” or interpretive letter from the staff of the SEC, is not required to be registered under the Securities Act.
          7.2 No Solicitation.
          (a) The Company shall, and the Company shall direct and use its reasonable efforts to cause the Company’s affiliates, directors, officers, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by the Company) to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal. From the date of this Agreement through the Effective Time or the earlier termination of this Agreement, the Company shall not, nor shall it authorize or permit any of the Company’s directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) except in accordance with Section 9.1(f) hereof, enter into any agreement with respect to an Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, or (iv) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal. The foregoing notwithstanding, if, and only to the extent that, the Board of Directors of the Company determines in good faith, after consultation with its outside legal and financial advisors, that the failure to do so would reasonably be expected to breach the Board’s fiduciary duties under applicable law, the Company may, in response to a bona fide written Acquisition Proposal not solicited in violation of this Section 7.2(a) that the Board of Directors of the Company determines in good faith to constitute a Superior Proposal, (1) furnish information with respect to the Company to any person making such a Superior Proposal pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel) on terms at least as restrictive upon such person as the terms binding Buyer under the Confidentiality Agreement, and (2) participate in discussions or negotiations regarding such a Superior Proposal for a period not to exceed fifteen (15) business days from the receipt of the Superior Proposal (the “Superior Proposal Period”); provided, however, that before doing so, the Company shall provide forty-eight (48) hours prior written notice to Buyer of the Board’s decision to take such action, identifying the person making the proposal and all the material terms and conditions of such proposal (the “Company Notice”) and shall in all respects comply with Section 7.2(b) hereof.
          (b) In addition to the obligations of the Company set forth in Section 7.2(a) hereof, the Company shall promptly advise Buyer orally and in writing of any Acquisition Proposal (or any inquiry which could lead to an Acquisition Proposal) and keep Buyer informed, on a current basis, of the continuing status thereof and shall contemporaneously provide to Buyer all materials provided to or made available to any third party that were not previously provided to Buyer.
          7.3 Access to Information.
          (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall afford to the officers, employees, accountants, counsel and other representatives of Buyer, access, during normal business hours during the period prior to the Effective Time, to all of the Company’s and its Subsidiaries’ properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives, and, during such period, the Company shall make available to Buyer all information concerning the Company’s and its Subsidiaries’ businesses, properties and personnel as Buyer may reasonably request. The Company shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of the customers of the Company or its Subsidiaries, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement, provided that the Company delivers to Buyer a written log notifying Buyer of the existence of, and the basis for the Company’s withholding of, such information. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

          (b) From and after the date hereof until the Effective Time or the earlier termination of this Agreement, the Company shall (i) invite a suitable representative of Buyer, at Buyer’s sole expense, to observe all non-confidential portions of the Company’s Board of Directors (and audit committee thereof) and shareholders meetings (and shall provide such representative notice of such meetings and, subject to the restrictions set forth in Section 7.3(a), copies of any materials distributed to directors, committee members and shareholders relating to non-confidential portions of such meetings) and, subject to the prior written consent of any applicable regulatory authority, any regulatory examination exit briefings, and (ii) cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Buyer and to report the general status of the ongoing operations of the Company. In connection therewith, Buyer shall have the right of full review on any new loan extended by the Company in a principal amount in excess of $3,000,000. The Company will promptly notify Buyer of any material change in the normal course of business of the Company or any the Company’s Subsidiaries or in the operation of their respective properties and of the existence or progress in resolution of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving any of them, and will keep Buyer fully informed of such events, including, without limitation and with the consent of the applicable regulatory authority, the exit briefing at the conclusion of any regulatory examination.
          (c) No investigation by Buyer or its representatives shall affect the representations, warranties, covenants or agreements of the Company set forth herein.
          (d) Notwithstanding anything contained in this Agreement to the contrary, the Company and Buyer (and each of their respective employees, representatives, or other agents) may disclose to any and all persons, without limitation, the tax treatment and any facts that may be relevant to the tax structure of the transactions contemplated by this Agreement; provided, however, that neither the Company nor Buyer (nor any of their respective employees, representatives or other agents thereof) may disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transactions contemplated by this Agreement, or any other information to the extent that such disclosure could result in a violation of any federal or state securities law.
     7.4 Confidentiality. All confidential information furnished to a party, Company Advisor or Buyer Advisor by a party, Company Advisor or Buyer Advisor in connection with the transactions contemplated hereby shall be subject to, and the recipient of such information shall hold all such information in confidence in accordance with, the provisions of the Confidentiality Agreement.
     7.5 Notification of Certain Matters. Each of Buyer and the Company shall give prompt notice to the other (and subsequently keep the other party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) is reasonably likely to result in any Material Adverse Effect with respect to it, or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein; provided, however, that the delivery of any notice pursuant to this Section 7.5 shall not have any effect for the purpose of determining the satisfaction of the conditions set forth in Article VIII of this Agreement or otherwise limit or affect the remedies available to any such party hereunder.
     7.6 Employee Benefit Plans. As soon as practicable after the Closing, employees of the Company and its Subsidiaries shall become eligible to participate in Buyer Plans. Buyer will:
          (a) waive all pre-existing condition requirements, evidence of insurability provisions, waiting period requirements or any similar provisions under any Buyer Plan (which is a welfare plan under ERISA Section 3(1)) for such employees after the Closing Date to the extent such employees would not have been subject to such requirements or provisions under Company Plans;
          (b) use commercially reasonable efforts to cause its insurers to apply toward any deductible requirements and out-of-pocket maximum limits under Buyer Plans any similar amounts paid (or accrued) by each employee under Company Plans during the current plan year;
          (c) recognize for purpose of participation, eligibility and vesting (but not for purposes of benefit accrual) under Buyer Plans the service of any employee with the Company prior to the Closing Date; and
          (d) be responsible for satisfying obligations under ERISA Section 601 et seq. and Section 4980B of the Code to provide continuation coverage to any employee or former employee of the Company or any of its Subsidiaries, and their eligible dependents, with respect to qualifying events occurring before, on or after the Closing Date.
          7.7 Indemnification.
          (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of the Company or any of their predecessors or affiliates, or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Buyer shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Buyer; provided, however, that (1) Buyer shall have the right to assume the defense thereof and upon such assumption Buyer shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Buyer elects not to assume such defense or counsel for the Indemnified Parties reasonably advises Buyer that there are issues which raise conflicts of interest between Buyer and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Buyer, and Buyer shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Buyer shall advance funds and in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) Buyer shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (4) Buyer shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 7.7, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Buyer thereof, provided that the failure to so notify shall not affect the obligations of Buyer under this Section 7.7 except to the extent such failure to notify prejudices Buyer. Buyer’s obligations under this Section 7.7 shall continue in full force and effect for an unlimited period of time following the Effective Time.
          (b) Buyer shall cause the persons serving as officers and directors of the Company and its Subsidiaries immediately prior to the Effective Time to be covered for a period of two (2) years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by the Company or its Subsidiaries, as the case may be, with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such (provided that Buyer may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy); provided, however, that in no event shall Buyer be required to expend on an annual basis more than two hundred percent (200.0%) of the amount currently expended by the Company (the “Insurance Amount”) to maintain or procure insurance coverage, and provided further that if Buyer is unable to maintain or obtain the insurance called for by this Section 7.7(b), Buyer shall use all reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount.
          (c) In the event Buyer or UCB or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or Surviving Company or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer assume the obligations set forth in this Section 7.7.
          (d) The provisions of this Section 7.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     7.8 Termination of Company Option Plan. Prior to the Effective Time, the Company shall and will terminate the Company’s Option Plan without liability other than for liabilities attributable to awards issued and outstanding prior to the date of its termination.
     7.9 Section 16 Matters. Prior to the Effective Time, Buyer and the Company shall take all such steps as may be required (to the extent permitted under applicable laws) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by Article I of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, and the acquisition of Buyer Common Stock (including derivative securities with respect to Buyer Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Buyer, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
     7.10 NASDAQ Listing. Buyer shall use its best efforts to have the shares of Buyer Common Stock to be issued in the Merger listed on The NASDAQ Global Market as of the Effective Time.
     7.11 Participation in Subsequent Transactions. From the date of this Agreement through the Effective Time or the earlier termination of this Agreement, Buyer shall not enter into any agreement with any unaffiliated third party concerning any purchase or acquisition of Buyer or UCB or substantially all of their respective assets by any unaffiliated third party through any type of corporate reorganization, stock acquisition or exchange, asset purchase or other similar transaction (a “Buyer Transaction”) unless such Buyer Transaction expressly provides (i) for the acquisition of the Company by Buyer or a successor entity on the same terms and conditions as are provided for in this Agreement and (ii) that if such Buyer Transaction is completed before the Effective Time, the shareholders of the Company will be entitled to receive consideration in such transaction as if the Merger had been consummated immediately prior to the consummation of the Buyer Transaction.
     7.12 Reasonable Efforts; Additional Agreements.
          (a) Subject to the terms and conditions of this Agreement, each of Buyer and the Company agrees to cooperate fully with each other and to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger and the other transactions contemplated by this Agreement.
          (b) The Company agrees to use its reasonable efforts from the date of this Agreement to the Closing to assist Buyer and UCB in retaining all employees and customers of the Company.
          (c) The Company shall continue to make its best efforts to complete all of the actions called for by Articles I-VIII of, and comply with, the Consent Order, and further improve compliance with the Bank Secrecy Act according to the plan adopted by the Board of Directors of the Company.
          (d) Prior to Closing, the Company shall accrue any unrecorded items identified by Buyer’s due diligence; provided that such adjustment shall not be counted when determining whether any of the closing conditions as set forth in Section 8.2 below are met.
          (e) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company of the Merger with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Buyer.
ARTICLE VIII
CONDITIONS PRECEDENT
     8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
          (a) Shareholder Approval. This Agreement shall have been approved and adopted by no less than a majority of the votes entitled to be cast on the Merger.
          (b) Regulatory Approvals. All regulatory approvals and waivers and the Securities Laws Filings and Approvals required to consummate the Merger or other transactions contemplated hereby, including, without limitation, the merger of the Bank with and into UCB, shall have been obtained and shall remain in full force and effect without the imposition of any conditions reasonably unsatisfactory to Buyer, all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”), and the merger of the Bank with and into UCB can be consummated immediately following consummation of the Merger.
          (c) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or other transactions contemplated hereby, including, without limitation, the merger of the Bank with and into UCB, shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits, restricts or makes illegal the consummation of the Merger or the other transactions contemplated hereby, including, without limitation, the merger of the Bank into UCB.
     8.2 Conditions to Obligations of Buyer and Merger Sub. The obligation of Buyer and Merger Sub to consummate the Merger is also subject to the satisfaction or waiver by Buyer at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.
          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Buyer shall have received a certificate, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.
          (c) Consents Under Agreements. All consents and approvals of all persons (other than the Governmental Entities) required for consummation of the Merger and the other transactions contemplated hereby shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Buyer.
          (d) Material Adverse Effect. After the date hereof, there shall have been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.
          (e) List of Properties. The Company shall have delivered to Buyer separate lists of all of Company’s properties and assets, real and personal, tangible or intangible, which are reflected on a consolidated balance sheet of the Company as of the end of the month preceding the Closing Date, prepared in accordance with GAAP.
          (f) Dissenting Shares. Not more than five percent (5.0%) of the shares of Company Capital Stock outstanding immediately prior to the Effective Time shall be Dissenting Shares.
          (g) Tax Opinion. Buyer shall have received from its counsel, Squire, Sanders & Dempsey L.L.P. a written opinion dated as of the Closing Date and addressed to Buyer’s Board of Directors, in form and substance reasonably satisfactory to Buyer, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and each of Buyer and the Company will be a “party to a reorganization” within the meaning of 368(b) of the Code. The parties to this Agreement agree to execute and deliver to such counsel representation letters containing such reasonable representations as may be requested by such counsel for the purpose of rendering such opinion, and the receipt of such representation letters by such counsel shall be a condition to the issuance of its opinion.
          (h) Company Net Worth. At the Closing, the net worth of the Company shall be not less than the Company Closing Net Worth. For purposes of this condition, the Company

Closing Net Worth shall be $59,000,000 plus $250,000 for each full calendar month in 2007 preceding the Closing Date, as adjusted to give effect to:
               (i) the after-tax effect of any expense related to this Agreement and the transactions contemplated hereby, including payments to the Company Advisor under Section 4.7 hereof , payments to the Company’s attorneys and accountants and change of control payments,
               (ii) the after-tax effect of any gain or loss from the sale of assets by the Company after June 30, 2006 in the ordinary course of business consistent with its past practice,
               (iii) any change in the “Accumulated Other Comprehensive Loss” line on the Company’s consolidated statement of financial condition after June 30, 2006, all as set forth in a consolidated statement of financial condition of the Company as of the end of the month preceding the Closing Date, prepared in accordance with GAAP, and
               (iv) the total amount of quarterly cash dividends paid by the Company from July 1, 2006 to the Closing Date, provided that quarterly cash dividends shall not exceed $0.10 per share.
          (i) Allowance for Loan Loss. At the Closing, the Bank’s allowance for loan and lease losses shall be not less than $5,962,000, and the ratio of the Bank’s allowance for loan and lease losses to the aggregate amount of loans in the Bank’s portfolio of loan assets shall have been calculated in accordance with the Company’s existing methodology for such calculations as of the date of this Agreement and in accordance with GAAP.
          (j) Core Deposits. The balance of core deposits with the Bank shall be not less than (i) $100,000,000 for non-interest bearing deposits and (iii) $185,000,000 of all core deposits in the aggregate. For this purpose, core deposits equal the Bank’s total deposits (other than those of the Company) less all time deposits.
          (k) Opinion from Buyer Advisor. The Board of Directors of Buyer shall have received from Buyer Advisor within fourteen (14) calendar days of this Agreement a written opinion to the effect that, subject to the matters set forth therein, terms and conditions of the Merger are fair to Buyer’s shareholders form a financial point of view.
          (l) Termination of the Company Option Plans. The Company shall have terminated the Company Option Plans without liability.
          (m) Release of Pledged Shares. The Company shall have paid off any amounts owed under a credit facility arrangement with Sun Trust Bank and Sun Trust Bank shall have released any security interests Sun Trust Bank has with respect to the Bank’s stock pledged by the Company.
          (n) Bank Owned Property and Other Real Estate Owned. Buyer shall have been satisfied with title reports, title insurance policies and environmental conditions of all Bank owned property and the Bank’s other real estate owned.

          (o) CashMart, Inc. The Company shall have dissolved CashMart, Inc.
          (p) Due Diligence Memos. Buyer shall have completed satisfactory review of due diligence memos prepared by the underwriter and the legal counsel, respectively, in connection with the Company’s securities offering in March 2006.
     8.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:
          (a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.
          (b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.
          (c) Consents Under Agreements. All consents and approvals of all persons (other than the Governmental Entities) required for consummation of the Merger and the other transactions contemplated hereby shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Buyer.
          (d) Opinion from Company Advisor. The Board of Directors of Company shall have received from Company Advisor within fourteen (14) calendar days of the date of this Agreement a written opinion to the effect that, subject to the matters set forth therein, terms and conditions of the Merger are fair to the Company’s shareholders from a financial point of view.
          (e) Tax Opinion. The Company shall have received from its counsel Powell Goldstein LLP, an opinion dated as of the Closing Date and addressed to the Company’s Board of Directors, in form and substance reasonably satisfactory to the Company, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and each of Buyer, Merger Sub and the Company will be a “party to a reorganization” within the meaning of 368(b) of the Code. The parties to this Agreement agree to execute and deliver to such counsel representation letters containing such reasonable representations as may be requested by such counsel for the purpose of rendering such opinion, and the receipt of such representation letters by such counsel shall be a condition to the issuance of its opinion.
          (f) NASDAQ Listing. The shares of Buyer Common Stock to be issued in the Merger and the transactions contemplated hereby shall have been authorized for listing on NASDAQ Global Market, other than any notice of issuance that may be provided after Closing.

     8.4 Frustration of Closing Conditions. Neither Buyer nor the Company may rely on the failure of any condition set forth in Section 8.1, 8.2 or 8.3 to which their obligations are subject, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable efforts to consummate the Merger or the other transactions contemplated by this Agreement, as required by and subject to Section 7.8(a).
ARTICLE IX
TERMINATION AND AMENDMENT
     9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of the Company of the matters presented in connection with the Merger:
          (a) by mutual consent of Buyer and the Company;
          (b) by either Buyer or the Company upon written notice to the other party (i) thirty (30) days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or approved on conditions reasonably unsatisfactory to Buyer or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the thirty (30) -day period following such denial, approval with reasonably unsatisfactory conditions to Buyer or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, (ii) after Buyer and the Company have performed their respective obligations under Section 7.1 of this Agreement with respect to the Securities Laws Filings and Approvals, both of the following occur: (x) the DOC either does not accept jurisdiction of the California Fairness Hearing or, after commencement of the California Fairness Hearing proceedings, informs Buyer that the DOC will not issue the California Permit or make such findings as are required for the Section 3(a)(10) Exemption; and (y) the SEC informs Buyer that the SEC will not declare effective the S-4 Registration Statement, or (iii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 9.1(b) if such denial, approval with unsatisfactory conditions to Buyer, request, recommendation for withdrawal, DOC or SEC position, order, injunction or prohibition shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;
          (c) by either Buyer or the Company if the Merger shall not have been consummated on or before April 30, 2007 (the “Final Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;
          (d) by either Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement by the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither Buyer nor the Company shall have the right to terminate this Agreement pursuant to this Section 9.1(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 8.2(a) (in the case of a breach of a representation or warranty by the Company) or Section 8.3(a) (in the case of a breach of a representation or warranty by Buyer);
          (e) by either Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the non-terminating party, which breach shall not have been cured within thirty (30) days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing;
          (f) by the Company in the event that the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that in light of a Superior Proposal with respect to which Company has provided to Buyer a Company Notice in accordance with Section 7.2 of this Agreement, it is necessary to terminate this Agreement in order to comply with its fiduciary duties to the Company and to the Company’s shareholders under applicable law, subject to and provided that Company complies with each of the following requirements in effecting such termination:
               (i) By no later than one (1) business day after the last day of the Superior Proposal Period for such Superior Proposal, the Company shall have received an executed definitive acquisition agreement or other similar agreement from the person making the Superior Proposal and be prepared to enter into and publicly announce such agreement in connection with such Superior Proposal, subject to Buyer’s negotiation rights under Section 9.1(f)(iii) below and Buyer’s termination fee rights under Sections 9.1(f)(iv) and 9.2(b)(i) below;
               (ii) The Company shall provide written notice to Buyer of Company’s Board of Directors’ determination to terminate this Agreement pursuant to this Section 9.1(f) by no later than one (1) business day after the last day of the Superior Proposal Period for such Superior Proposal (the “Section 9.1(f) Termination Notice”);
               (iii) During the period of five (5) business days following Buyer’s receipt of the Section 9.1(f) Termination Notice (the “Negotiation Period”), Buyer has the right, but not the obligation, to elect to negotiate in good faith with Company with respect to proposed modifications of the terms and conditions of this Agreement so as to enable Buyer to proceed with the transactions contemplated herein on such proposed modified terms and conditions, and if Buyer so elects Company shall negotiate in good faith with Buyer with respect to such proposed modifications; and
               (iv) Unless Buyer and the Company agree in writing otherwise, this Agreement shall be terminated effective at 5:00 p.m. (Pacific Time) on the last day of the Negotiation Period (the “Termination Time”), provided that prior to or concurrently with the

Termination Time, the Company has paid to Buyer by wire transfer in immediately available funds and Buyer has received the termination fee amount specified in Section 9.2(b)(i) of this Agreement; or
          (g) by Buyer if the Board of Directors of the Company fails to reaffirm in writing publicly its adoption and recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement within two (2) business days after Company’s receipt of a written request to provide such reaffirmation from Buyer on or after the last day of any Superior Proposal Period.
          (h) by the Company at its election, only if:
(1) the Average Closing Price is less than eighty percent (80%) of the Agreement Price, and
(2) x is greater than y, where “x” equals:
          Agreement Price – Average Closing Price
Agreement Price
and “y” equals:

Agreement NASDAQ Bank Index – Average Closing NASDAQ Bank Index	+ 0.20

Agreement NASDAQ Bank Index
If the conditions described in Sections 9.1(h)(1) and 9.1(h)(2) above are satisfied, then Company may elect to terminate this Agreement by providing a written termination notice (a “9.1(h) Termination Notice”) to Buyer at any time during the five business days following the Determination Date (the “9.1(h) Termination Period”), subject to Buyer’s right to avoid such termination of this Agreement by electing to adjust the Exchange Ratio as described below.
Upon receipt from Company of a 9.1(h) Termination Notice, Buyer may elect to adjust the Exchange Ratio, provided that such adjustment does not negate or adversely impact the conclusions reflected in the tax opinions to be delivered pursuant to Sections 8.2(g) and 8.3(e) of this Agreement (a “9.1(h) Adjustment Election”). To make a 9.1(h) Adjustment Election, Buyer shall provide to Company written notice of the same (a “9.1(h) Adjustment Notice”) at any time during the five business days following the date of receipt of 9.1(h) Termination Notice. Upon a 9.1(h) Adjustment Election, (i) the Exchange Ratio shall be automatically adjusted and amended for all purposes under this Agreement by multiplying the pre-9.1(h) Adjustment Election Exchange Ratio by a fraction, the numerator of which is the product of the Agreement Price multiplied by 0.80 and the denominator of which is the Average Closing Price; and (ii) the 9.1(h) Termination Notice shall be void and this Agreement, as amended by such Exchange Ratio adjustment, shall continue in full force and effect.
Notwithstanding any other provision contained in this Agreement, Buyer shall have no obligation to consummate the Merger until the earlier to occur of (i) lapse of the 9.1(h) Termination Period without Company providing a 9.1(h) Termination Notice, or (ii) delivery to Buyer of Company’s written waiver of its right to elect termination of this Agreement under this Section 9.1(h).

The Company and its Subsidiaries shall not, and shall use their best efforts to ensure that their respective executive officers, directors, and stockholders who may be deemed an “affiliate” (as defined in SEC Rules 145 and 405) of Seller do not, purchase or sell on NASDAQ, or submit a bid to purchase or an offer to sell on NASDAQ, directly or indirectly, any shares of Buyer Common Stock or any options, rights or other securities convertible into shares of Buyer Common Stock during the determination period for the Average Closing Price.
          9.2 Effect of Termination.
          (a) In the event of termination of this Agreement by any party as provided in Section 9.1, this Agreement shall forthwith become null and void and have no effect except that (i) Sections 7.4, 9.2 and 10.2 hereof shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.
          (b) Notwithstanding anything herein to the contrary, if termination of this Agreement requires payment of a “termination fee” pursuant to any provision of this Agreement, including, without limitation, any of the following subsections, such termination shall become effective only upon receipt of the applicable termination fee by the party entitled to such payment:
               (i) If the Company intends to terminate this Agreement pursuant to Section 9.1(f) hereof, the Company shall pay to Buyer a termination fee of $8,736,827 by wire transfer of same day immediately available funds on the date of termination. The Company and Buyer agree that the agreement contained in this Section 9.2(b)(i) is an integral part of the transactions contemplated by this Agreement and constitutes liquidated damages and not a penalty.
               (ii) If Buyer intends to terminates this Agreement pursuant to Section 9.1(g) hereof, the Company shall pay to Buyer a termination fee of $8,736,827 by the wire transfer of same day immediately available funds on the first business day following the date of the notice. The Company and Buyer agree that the agreement contained in this Section 9.2(b)(ii) is an integral part of the transactions contemplated by this Agreement and constitutes liquidated damages and not a penalty.
               (iii) If the Company or Buyer intends to terminate this Agreement pursuant to Section 9.1(d) or 9.1(e) hereof for material breach of this Agreement by the other, and the terminating party is not itself in material breach of this Agreement, the breaching party shall pay the terminating party a termination fee of $50,000 by wire transfer of immediately available funds on the date of termination; provided, however, that if this Agreement is terminated by Buyer under Section 9.1(d) or 9.1(e) hereof for material breach of this Agreement by the Company, and Buyer is not itself in material breach of this Agreement, and the Company, within eighteen (18) months after the effective date of termination of this Agreement, shall have entered into an agreement to engage in or there has otherwise occurred an Acquisition Transaction with any person other than Buyer of any affiliate (as such term is defined in Rule 405 promulgated by the SEC under Regulation C) of Buyer, then the Company shall pay

Buyer an additional fee of $8,736,827 by wire transfer of immediately available funds on the earlier of the date of such agreement or the date of consummation of such Acquisition Transaction. The Company and Buyer agree that the agreement contained in this Section 9.2(b)(iii) is an integral part of the transactions contemplated by this Agreement and constitutes liquidated damages and not a penalty.
               (iv) If this Agreement shall not have been approved and adopted by at least a majority of the votes entitled to be cast following the Company’s Board of Directors’ withdrawal, modification or qualification in any manner adverse to Buyer of its recommendation for the Company shareholder approval of the transactions contemplated by this Agreement in anticipation of engaging in a transaction pursuant to an Acquisition Proposal, the Company shall pay to Buyer a termination fee of $8,736,827 by wire transfer of same day immediately available funds on the Final Date. The Company and Buyer agree that the agreement contained in this Section 9.2(b)(iv) is an integral part of the transactions contemplated by this Agreement and constitutes liquidated damages and not a penalty.
     9.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto; provided, however, that after any approval of the transactions contemplated by this Agreement by the Company’s shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed by duly authorized representatives on behalf of each of the parties hereto.
     9.4 Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party with any of its agreements contained herein, or waive compliance with any of the conditions to its obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by duly authorized representatives on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE X
GENERAL PROVISIONS
     10.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations and warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

     10.2 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.
     10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)	if to Buyer, to:

UCBH Holdings, Inc. 555 Montgomery Street San Francisco, CA 94111
Attention:	Jonathan H. Downing, Executive Vice President, Director of Corporate Development and Investor Relations
with copies (which shall not constitute notice to Buyer) to:

Squire, Sanders & Dempsey L.L.P. One Maritime Plaza, Suite 300 San Francisco, CA 94111-3492
Attention:	Nicholas Unkovic, Esq. David Kenny, Esq.
(b)	if to the Company, to:

Summit Bank Corporation 4360 Chamblee-Dunwoody Road, Suite 300 Atlanta, GA 30341 Attention: Pin Pin Chau, Chief Executive Officer
with copies (which shall not constitute notice to the Company) to:
Powell Goldstein LLP One Atlantic Center – Fourteenth Floor 1201 West Peachtree Street, NW Atlanta, Georgia 30309-3488 Attention: Katherine M. Koops, Esq.
and
Keefe, Bruyette & Woods Three James Center 1051 East Cary Street Suite 1415 Richmond, Virginia 23219 Attention: Jim Mabry

     10.4 Interpretation. Whenever the term “person” is used in this Agreement, it shall be construed broadly to include any person or entity of any kind. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Wherever the term “knowledge” is used in this Agreement, it means the knowledge of such party after diligent inquiry. Unless specified otherwise herein, the terms “Section,” “Schedule,” “Exhibit” and “Appendix” refer to sections, schedules, exhibits and appendices attached to this Agreement, respectively. The terms “hereof,” “herein,” “hereby” and “hereunder” and words of similar import refer to this Agreement as a whole, including all exhibits and schedules hereto. The phrases “the date of this Agreement,” “the date hereof’ and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the introductory paragraph of this Agreement. Terms defined in the singular have a comparable meaning when used in the plural and vice versa. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
     10.5 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party hereto and delivered to the other party, it being understood that all parties need not sign the same counterpart.
     10.6 Entire Agreement. This Agreement, together with all exhibits, schedules and other attachments hereto (including the documents and the instruments referred to herein and therein, including, without limitation, the Confidentiality Agreement), constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Notwithstanding the foregoing, any provision of the Confidentiality Agreement or any other document or instrument referred to herein that conflicts with any provision of this Agreement shall be superseded by the provisions hereof.
     10.7 Governing Law. The formation, construction, and performance of this Agreement, including the rights and duties of the parties hereunder, shall be construed, interpreted, governed, applied and enforced in accordance with the laws of the State of California applicable to agreements entered into and performed entirely in the State of California by residents thereof, without regard to any provisions thereof relating to conflicts of laws among different jurisdictions. Each of the parties consents that all such service of process may be made by delivery of the summons and complaint by certified or registered mail, return receipt requested, or by messenger, directed to it at the address of its agent set forth herein, and that service so made shall be deemed to have been made as of the date of the receipt indicated in the certification, signed and returned postal receipt, or other proof of service applicable to the method of service employed.
     10.8 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in Section 7.4 of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Section 7.4 of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     10.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
     10.10 Publicity. Except as otherwise required by law or by the rules of The NASDAQ, so long as this Agreement is in effect, neither Buyer nor the Company shall, nor shall Buyer or the Company permit any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other parties hereto, which consent shall not be unreasonably withheld, delayed or conditioned.
     10.11 Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
     10.12 Fax Signatures. Any signature page hereto delivered by a fax machine or telecopy machine shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party that requests it.
[remainder of page intentionally left blank]

     IN WITNESS WHEREOF, Buyer, Merger Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

UCBH HOLDINGS, INC.

By:	/s/ Thomas S. Wu

Name:	Thomas S. Wu
Title:	Chairman, President and CEO

UCB MERGER, LLC

By:	/s/ Thomas S. Wu

Name:	Thomas S. Wu
Title:	Chairman, President and CEO

SUMMIT BANK CORPORATION

By:	/s/ Pin Pin Chau

Name:	Pin Pin Chau
Title:	Chief Executive Officer

By:	/s/ Thomas Flournoy

Name:	Thomas Flournoy
Title:	EVP/CFO

APPENDIX I
DEFINITIONS
     In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings:
     1. “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any person relating to any (i) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or assets of the Company, (ii) direct or indirect acquisition or purchase of any class of equity securities representing ten percent (10.0%) or more of the voting power of the Company, (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning a substantial interest in any class of equity securities of the Company, or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement.
     2. “Acquisition Transaction” means a (i) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or assets of the Company, (ii) direct or indirect acquisition or purchase of any class of equity securities representing ten percent (10.0%) or more of the voting power of the Company, (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning a substantial interest in any class of equity securities of the Company, or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement.
     3. “Aggregate Buyer Share Amount” means the number of shares of Buyer Common stock equal to the product (rounded to the nearest whole number) of the Exchange Ratio and the Stock Conversion Number.
     4. “Aggregate Cash Value” means the aggregate amount of cash paid by UCB on behalf of Buyer as Merger Consideration hereunder and any cash paid or payable in lieu of fractional shares and any cash paid or payable in respect of Dissenting Shares.
     5. “Agreement NASDAQ Bank Index” means 3283.84, which was the NASDAQ Bank Index closing price as reported on Bloomberg LP on September 13, 2006.
     6. “Agreement Price” means $18.12, which was the closing sale price of one share of Buyer Common Stock as reported on the NASDAQ Global Market on September 13, 2006; provided that if Buyer declares or effects a stock split, stock dividend or similar recapitalization between September 13, 2006 and the fifth business days prior to the Effective Time, the prices for the Buyer Common Stock shall be appropriately adjusted for the purposes of applying Section 9(h).
     7. “Average Closing NASDAQ Bank Index” means the average daily closing price of the NASDAQ Bank Index as reported on Bloomberg LP for the twenty (20) consecutive trading days preceding the fifth (5th) business days prior to the Effective Time.

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     8. “Average Closing Price” means the average of the daily closing price of a share of Buyer Common Stock as reported on the NASDAQ Global Market for the twenty (20) consecutive trading days preceding the fifth (5th) business days prior to the Effective Time.
     9. “Buyer Capital Stock” means Buyer Common Stock and Buyer Preferred Stock, collectively.
     10. “Buyer Common Stock” means common stock of Buyer, par value $0.01 per share.
     11. “Buyer Plans” means the incentive compensation plans, deferred compensation plans and equity compensation plans; “welfare” plans, funds or programs (within the meaning of Section 3(1) of ERISA); “pension” plans, funds or programs (within the meaning of Section 3(2) of ERISA); employment, termination or severance agreements; and other employee benefit plans, funds, programs, agreements and benefit arrangements that are sponsored or maintained, or to which contributions are made or required to be made, by Buyer, any of Buyer’s Subsidiaries or any of Buyer’s ERISA Affiliates for the benefit of any current or former employee, director or consultant of Buyer or any of Buyer’s Subsidiaries or any of Buyer’s ERISA Affiliates.
     12. “Buyer Preferred Stock” means preferred stock of Buyer, par value $0.01 per share.
     13. “CADFI” means the California Department of Financial Institutions.
     14. “Cash Election Shares” means shares of Company Capital Stock with respect to which a Cash Election or Combination Cash Election has been made.
     15. “CFC” means the California Financial Code.
     16. “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
     17. “Company Capital Stock” means “Company Common Stock” and “Company Special Stock,” collectively.
     18. “Company Common Stock” means common stock of the Company, par value $0.01 per share.
     19. “Company Option” means an option to purchase any shares of Company Capital Stock granted by the Company pursuant to any of the Company Option Plans.
     20. “Company Real Property” means any real property and any improvements thereon which (i) is currently owned or leased by the Company or any of the Company’s Subsidiaries, or (ii) with respect to which the Company or any of the Company’s Subsidiaries is under contract to purchase or lease as of the date hereof.
     21. “Confidentiality Agreement” means the confidentiality letter agreement, dated August 31, 2006, between the Company and Buyer.

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     22. “Derivative Transaction” means any transaction involving a derivative instrument within the scope of Financial Accounting Standards Board Statement 133, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
     23. “Determination Date” means the fifth business day prior to the Effective Time.
     24. “DLLC” means the Delaware Limited Liability Company Act.
     25. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     26. “ERISA Affiliate” of a party to this Agreement means a trade or business (whether incorporated or not) that is a member of a controlled group of corporations of such party as defined in Section 414(b) or (c) of the Code, or an affiliated service group with such party as defined in Section 414(m) or (o) of the Code.
     27. “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     28. “Exchange Ratio” means the quotient (to the nearest ten-thousandth) obtained by dividing $24.50 by the Agreement Price which quotient equals 1.3521, subject, however, to the adjustment, if any, of such quotient under Section 9.1(h).
     29. “FDIC” means the Federal Deposit Insurance Corporation.
     30. “Federal Interstate Banking Act” means the Riegle Neal Interstate Banking and Branching Efficiency Act of 1994.
     31. “Final Date” means April 30, 2007.
     32. “FRB” means the Federal Reserve Board.
     33. “GAAP” means generally accepted accounting principles.
     34. “Hazardous Materials” means any chemical, compound, material, mixture, organism or substance that is now or hereafter defined or listed in, or otherwise classified or regulated in any way pursuant to any Environmental Law as a “hazardous waste,” “hazardous substance,” “hazardous material,” “infectious waste,” “toxic substance,” “pollutant” or other formation intended to define, list or classify substances by reason of deleterious properties, including, without limitation, ignitability, corrosivity, reactivity, carcinogenicity, or toxicity, the foregoing definition to include, without limitation, oil or petroleum products or constituents of any kind whatsoever, and friable asbestos and lead paint, provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous

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Materials” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of business in compliance with all applicable Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, groundwater, land surface or subsurface strata.
     35. “Loan Property” means any property in which the Company or its Subsidiaries holds a security interest.
     36. “Material Adverse Effect” means with respect to a person, an effect which (i) is materially adverse to the business, results of operations or financial condition of such person and its Subsidiaries (if any) taken as a whole, other than any such effect attributable to or resulting from (A) any change in banking or similar laws, rules, regulations or policies of general applicability or interpretations thereof by courts or governmental authorities, (B) any change in GAAP or regulatory accounting principles, in each case which affects banks, thrifts or their holding companies generally, (C) events, conditions or trends in economic, business or financial conditions generally or affecting banks, thrifts or their holding companies specifically (including changes in the prevailing level of interest rates), (D) changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States or any of its territories, possession or diplomatic or consular offices or upon any military installation, equipment or personnel of the United Stated, or (E) in the case of the Company, any action or omission of the Company taken with the prior written consent of Buyer, and in the case of Buyer, any action or omission of Buyer taken with the prior written consent of the Company; or (ii) materially impairs the ability of such person to consummate the transactions contemplated hereby.
     37. “OSHA” means the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.
     38. “Per Share Cash Consideration” means $24.50.
     39. “SEC” means the U.S. Securities and Exchange Commission.
     40. “Securities Act” means the Securities Act of 1933, as amended.
     41. “Securities Laws Filing and Approvals” means all filings to be made with, hearings to be conducted before, approvals to be provided by, permits to be issued by, and/or registrations to be made with, as the case may be, the California Department of Corporations or the Commission in accordance with and pursuant to the provisions of Section 7.1 of this Agreement.
     42. “SRO” means self-regulatory organization.
     43. “Stock Election Shares” means shares of Company Capital Stock with respect to which a Stock Election or Combination Stock Election has been made.
     44. “Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power

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to elect a majority of the Board of Directors or other persons performing similar functions are at the time, directly or indirectly, owned by such party.
     45. “Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, one hundred percent (100.0%) of the combined voting power of the shares of capital stock of the Company then outstanding or all or substantially all of the assets of the Company and otherwise (i) on terms and conditions that the Board of Directors of the Company determines in its good faith judgment to be more favorable from a financial point of view to the Company’s shareholders than the Merger and which transaction, according to a written fairness opinion provided to the Company’s Board of Directors by Company Advisor, would result in the receipt by the Company’s shareholders of merger consideration with an aggregate value that is materially higher than such shareholders are to receive in the Merger, (ii) that constitutes a transaction that, in such Board of Directors’ good faith judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal, and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company, is highly likely to be obtained by such third party.
     46. “Tax Return” means any return, report, information return or other document (including any related or supporting information) with respect to Taxes.
     47. “Taxes” means all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

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APPENDIX II
ALLOCATION PROCEDURE
1. § 2.2(c)(i) Scenario (Stock Election Shares < Stock Conversion Number)

Election	Actual consideration to be received
Stock	As elected

Undesignated	Prorated so that the sum of Stock-Selected Undesignated Shares and the number of Stock Election Shares equal to the Stock Conversion Number.

Cash	Prorated if Stock Election Shares and Undesignated Shares is less than the Stock Conversion Number.
2. § 2.2(c)(ii) Scenario (Stock Election Shares > Stock Conversion Number

Election	Actual consideration to be received
Cash	As elected

Undesignated	Cash

Stock	Prorated so that the difference of the number of Stock Election shares less the number of Converted Stock Election Shares equals the Stock Conversion Number.
3. § 2.2(c)(iii) Scenario. (Stock Election Shares = Stock Conversion Number)

Election	Actual consideration to be received
Stock	As elected

Cash	As elected

Undesignated	Cash